Exhibit 10.1

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THIRD AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of

August 31, 2012

By and Among

LHC GROUP, INC.,

a Delaware corporation

as Borrower

and

CAPITAL ONE, NATIONAL ASSOCIATION

as Administrative Agent

and

CAPITAL ONE, NATIONAL ASSOCIATION

JPMORGAN CHASE BANK, N.A.

COMPASS BANK

WHITNEY BANK

and

REGIONS BANK

as Lenders

and

CAPITAL ONE, NATIONAL ASSOCIATION

as Sole Bookrunner and

Sole Lead Arranger

and

JPMORGAN CHASE BANK, N.A.

as Syndication Agent

and

Compass Bank

as Documentation Agent

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i

v

Section 12.9. Change of Location	50

Section 12.10. Employee Benefit Plans	50

Section 12.11. Deposit and Operating Accounts	50

Section 12.12. Intentionally Omitted	50

Section 12.13. Insurance	50

Section 12.14. Subsidiaries	50

Section 12.15. Collateral Documents	50

Section 12.16. Intentionally Omitted	50

Section 12.17. Excluded Subsidiaries	50

Section 12.18. Post-Closing Obligations	51

ARTICLE XIII
51
NEGATIVE COVENANTS

x

Section 16.15. Confidentiality	75

Section 16.16. Prior Revolving Note	76

Section 16.17. Replacement of Lenders	76

SCHEDULES

Schedule 1.1(a )          Excluded Subsidiaries

Schedule 1.1(b)           Guarantors

Schedule 6                   Designated Fee Account

Schedule 11.3              Litigation

Schedule 12.18            Post-Closing Obligations

Schedule 13.4              Encumbrances

Schedule 13.5              Existing Indebtedness

Schedule 13.6              Existing Investments

Schedule 13.8              Transactions with Affiliates

THIRD AMENDED AND RESTATED
CREDIT AGREEMENT

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT (the “Agreement”) dated as of August 31, 2012, is by and among LHC GROUP, INC., a Delaware corporation (the “Borrower”), the LENDERS, and CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association, individually as a Lender and as Administrative Agent, CAPITAL ONE, NATIONAL ASSOCIATION, as sole bookrunner and sole lead arranger, JPMORGAN CHASE BANK, N.A., as Syndication Agent, and COMPASS BANK, as Documentation Agent.

RECITALS:

A.           The Borrower, Capital One, National Association, individually as a Lender and as Administrative Agent, and JPMorgan Chase Bank, N.A., as a Lender, are the parties to that certain Second Amended and Restated Credit Agreement dated as of October 12, 2010, as amended by that certain First Amendment thereto dated October 29, 2010, that certain Second Amendment thereto dated September, 28, 2011, that certain Third Amendment thereto dated September 28, 2011, and that certain Fourth Amendment thereto dated December 8, 2011 (as so amended, the “Original Agreement”), pursuant to which Lenders extended to Borrower a revolving line of credit in the total maximum aggregate principal amount of $75,000,000.00.

B.           The Borrower has requested that the Line of Credit Loan Commitment be renewed and increased to a maximum total aggregate principal amount of $100,000,000.00, and that certain other changes be made to the Original Agreement.

C.           Subject to the terms and conditions of this Agreement, the Agent and Lenders have agreed to renew and increase the Line of Credit Loan Commitment in the maximum total aggregate principal amount of $100,000,000.00.

D.           As of the date of this Agreement, the Lenders are JPMorgan Chase Bank, N.A., BBVA Compass, N.A., Whitney Bank, Regions Bank and Capital One, National Association.

E.           To evidence the renewed and increased Line of Credit Loan Commitment, the new Lenders, and certain other changes to the Original Agreement, the parties desire to amend and restate the Original Agreement in its entirety.

Now therefore, in consideration of the premises, the parties do hereby amend and restate the Original Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1.  Defined Terms.  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Acquisition” shall mean any transaction or series of related transactions with the same seller, consummated on or after the date hereof, by which the Borrower or any Subsidiary directly or indirectly, (i) acquires a majority voting interest in any active business, or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise, or (ii) acquires securities or other ownership interests of any Person having at least a majority of combined voting power of the then outstanding securities or other ownership interests of such Person.

“Agent” shall mean Capital One, National Association in its capacity as contractual, administrative, and collateral representative of the Lenders pursuant to Article XV, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article XV.

“Agreement” shall mean this Third Amended and Restated Credit Agreement, as the same may from time to time be amended, modified, supplemented, and/or restated and in effect from time to time.

“Base Rate” shall mean the base rate of interest established from time to time by The Wall Street Journal, as the “prime” lending rate on corporate loans posted by at least seventy-five percent (75%) of the nation’s thirty largest banks, and which is not necessarily the lowest rate charged by any of the Lenders, such rate to be adjusted automatically on and as of the effective date of any change in such Base Rate.

“Base Rate Interest Period” shall mean, with respect to any Base Rate Loan, the period ending on the last Business Day of each month, provided, however, if any Base Rate Interest Period would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date.

“Base Rate Loans” shall mean any Loan during any period which bears interest based upon the Base Rate.

“Base Rate Margin” shall mean, with respect to each Base Rate Loan:

(i)         1.00% per annum if the Leverage Ratio is less than 1.00 to 1.0;

(ii)         1.25% per annum if the Leverage Ratio is greater than or equal to 1.00 to 1.0 but less than 1.50 to 1.0; or

(iii)         1.50% per annum if the Leverage Ratio is greater than or equal to 1.50 to 1.0.

The Base Rate Margin shall be determined by the Agent from time to time, based on the Leverage Ratio as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 12.1(c).  Any adjustment to the Base Rate Margin shall be effective (a) in the case of a Compliance Certificate delivered in connection with quarterly financial statements of the Borrower delivered pursuant to Section 12.1(b), as of the date 60 days following the end of the last day of the applicable fiscal quarter covered by such Compliance Certificate, and (b) in the case of a Compliance Certificate delivered in connection with annual financial statements of the Borrower delivered pursuant to Section 12.1(a), as of the date 90 days following the end of the last day of the applicable fiscal year covered by such Compliance Certificate.  If the Borrower fails to deliver a Compliance Certificate pursuant to Section 12.1(c), the Base Rate Margin shall equal the percentage corresponding to item (iii) of this definition until the date of the delivery of the required Compliance Certificate.  As of the date hereof, and thereafter until changed as provided above, the Base Rate Margin is determined based on item (iii) of this definition.

“Borrower” shall mean  LHC Group, Inc., a Delaware corporation, together with its successors and assigns.

“Borrowing Date” means the date elected by Borrower pursuant to Section 2.2.4. hereof for a Revolving Loan.

“Business Day” means a day other than a Saturday, Sunday or legal holiday for commercial banks under the laws of the State of Louisiana or a day on which national banks are authorized to be closed in Lafayette and/or New Orleans, Louisiana.

“Capital Lease Obligations” means any Debt represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capital One” means Capital One, National Association in its individual capacity as a Lender, and its successors and assigns.

“Collateral” shall mean any interest in any kind of property or assets pledged, mortgaged or otherwise subject to an Encumbrance in favor of the Agent for the benefit of the Lenders pursuant to the Collateral Documents.

“Collateral Documents” shall collectively refer to any and all documents now or hereafter in which an Encumbrance is created on any property of the Borrower or of any other Person to secure payment of the Indebtedness (or any part thereof) of the Borrower to the Lenders under this Agreement and the Notes, including the Pledge Agreement and any joinder thereto executed by the Borrower and any Guarantor.

“Commitments” shall mean collectively the Line of Credit Loan Commitments of each Lender as specified on the signature page(s) of this Agreement or specified in connection with an assignment made pursuant to Section 16.9 hereof.

“Commitment Percentage” shall mean for each Lender the percentage of the Commitment of such Lender divided by the aggregate amount of all Commitments of all Lenders.

“Compliance Certificate” shall have the meaning assigned to such term in Section 12.1(c) of this Agreement.

“Consolidated Current Assets” shall mean the total of the Borrower’s consolidated current assets determined in accordance with GAAP.

“Consolidated Current Liabilities” shall mean the total of the Borrower’s consolidated current liabilities plus the existing outstanding balance under the Line of Credit, determined in accordance with GAAP.

“Consolidated Net Worth” shall mean the total assets of the Borrower and its Subsidiaries, plus all treasury stock repurchases, minus the total liabilities of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Debt” shall mean without duplication: (i) indebtedness for borrowed money; (ii) the face amounts of all outstanding standby and commercial letters of credit and bankers acceptances, matured or unmatured, issued on behalf of  Borrower; (iii) guaranties of the Debt of any other Person, whether direct or indirect, whether by agreement to purchase the indebtedness of any other Person or by agreement for the furnishing of funds to any other Person through the purchase or lease of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) in each case for the purpose of paying or discharging the Debt of any other Person; and (iv) the present value of all obligations for the payment of rent or hire of property of any kind (real or personal) under leases or lease agreements required to be capitalized under GAAP.

“Default” shall mean an event which with the giving of notice or the lapse of time (or both) would constitute an Event of Default hereunder.

“Defaulting Lender” shall mean any Lender, as determined by the Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swing Line Loans within three (3) Business Days of the date required to be funded by it hereunder; (b) notified the Borrower or the Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement; (c) failed, within three (3) Business Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans or participations in then outstanding Letters of Credit and Swing Line Loans; (d) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute; or (e) either (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Disposition” means any sale, transfer, lease, contribution, conveyance or other disposition (including by way of merger) of, or the granting of options, warrants or other rights to, any asset to any other Person (other than to the Borrower or a Subsidiary) in one or a series of transactions.  The term “Dispose” has a correlative meaning.

“Dollars” and “$” shall mean lawful money of the United States of America.

“EBITDA” shall mean, for any period, with respect to the Borrower and its Subsidiaries on a consolidated basis, consolidated net income for such period plus, without duplication and to the extent deducted in calculating consolidated net income for such period, the sum of (a) consolidated interest expense for such period, (b) the sum of federal, state, local and foreign income taxes accrued or paid in cash during such period, (c) the amount of depreciation and amortization expense deducted in determining consolidated net income, (d) any extraordinary, unusual or non-recurring items reducing consolidated net income for such period, (e) any extraordinary or non-recurring charges or losses (including without limitation the cumulative effect of changes in GAAP and impairment charges related to long-lived assets) of the Borrower and its Subsidiaries which do not represent a cash item in such period or any future period, (f) non-capitalized transaction costs for the negotiation and execution of the Loan Documents, (g) non-cash gain or loss resulting from mark-to-market of hedging positions, (h) non-cash compensation expense resulting from the grant of stock options or similar rights to employees, officers or directors; (i) charges attributable to events covered by insurance not to include any related deductible; and (j) accruals and reserves required under GAAP in connection with an Acquisition minus (a) any extraordinary, unusual or non-recurring items increasing consolidated net income for such period, and (b) any non-cash items increasing consolidated net income for such period.  All non-recurring, extraordinary and/or unusual items included in the calculation of EBITDA must be approved by the Borrower’s external auditor.  For the avoidance of doubt, EBITDA for any applicable period of determination shall be calculated on a pro forma basis to include EBITDA attributable to any Person, assets, business or line of business acquired pursuant to any Acquisition during such period and to exclude the EBITDA attributable to any Person, assets, business or line of business sold, transferred or otherwise disposed of pursuant to any Disposition during such period, in each case, in a manner reasonably determined by the Borrower and supported by financial information and related calculations in form and substance reasonably satisfactory to the Agent, as if such Acquisition or Disposition, as the case may be, occurred on the first day of the applicable period for which EBITDA is being calculated.

“Encumbrances” shall mean individually, collectively and interchangeably any and all presently existing and/or future mortgages, liens, privileges, servitudes, rights-of-way and other contractual and/or statutory security interests and rights of every nature and kind that, now and/or in the future may affect the property of Borrower or any part or parts thereof.

“Environmental Laws” shall mean any federal, state, local or tribal statute, law, rule, regulation, ordinance, code, permit, consent, approval, license, written policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, injunction, consent decree or judgment, or other authorization or requirement whenever promulgated, issued or modified, including the requirement to register underground storage tanks, well plugging and abandonment requirements, and oil and gas waste disposal requirements relating to:

(i)         emissions, discharges, spills, migration, movement, releases or threatened releases of pollutants, contaminants, Hazardous Materials, or hazardous or toxic materials or wastes into or onto soil, land, ambient air, surface water, ground water, watercourses, publicly owned treatment works, drains, sewer systems, wetlands or septic systems;

(ii)         the use, treatment, storage, disposal, handling, manufacturing, transportation, or shipment of Hazardous Materials or hazardous and/or toxic wastes, material, products or by-products containing Hazardous Materials (or of equipment or apparatus containing Hazardous Materials); or

(iii)         otherwise relating to pollution or the protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., as amended, the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as amended, the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq., as amended, the Clean Water Act, 33 U.S.C. §§ 1251 et seq., as amended, the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., as amended, the Clean Air Act, 42 U.S.C. §§ 7401 et seq., as amended, the federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., as amended, the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq., as amended, the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq., as amended, the Natural Gas Pipeline Safety Act of 1968, 49 U.S.C. § 1671 et seq., as amended, the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.C.S. §§ 136 et seq., as amended, and the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., as amended, and all comparable statutes of the State of Louisiana, and all comparable local Governmental Requirements in such state.

“Environmental Liabilities” means with respect to any Person, any and all liabilities, responsibilities, losses, sums paid in settlement of claims, obligations, charges, actions (formal or informal), claims (including, without limitation, claims for personal injury or for property damage), liens, administrative proceedings, damages (including, without limitation, loss or damage resulting from the occurrence of an Event of Default), punitive damages, consequential damages, treble damages, penalties, fines, monetary sanctions, interest, court costs, response and remediation costs, stabilization costs, encapsulation costs, treatment, storage, or disposal costs, groundwater monitoring or environmental sampling costs, other causes of action and any other costs and expenses (including, without limitation, reasonable attorneys’, experts’, and consultants’ fees, costs of investigation and feasibility studies and disbursements in connection with any investigative, administrative or judicial proceeding), whether direct or indirect, known or unknown, absolute or contingent, past, present or future arising under, pursuant to or in connection with any Environmental Law, or any other binding obligation of such Person requiring abatement of pollution or protection of human health and the environment.

“Environmental Lien” means a Lien in favor of any Governmental Authority for (i) any liability under Environmental Laws or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Hazardous Materials into the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” shall mean individually, collectively and interchangeably any of the Events of Default set forth below in Section 14.1. hereof.

“Excluded Subsidiary” shall mean any entity listed on Schedule 1.1(a) and any other Subsidiary in which the owner of the minority ownership interest in such Subsidiary has not consented to the execution, delivery and performance of the Guaranty by such Subsidiary; provided that the

Borrower shall have put forth reasonable efforts to obtain such consent.  All Subsidiaries of an Excluded Subsidiary shall be deemed to be Excluded Subsidiaries.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transaction with members of the Federal Reserve System arranged by federal fund brokers on such day, as published by the  Federal Reserve Bank of New York on the Business Day, next succeeding such day; provided, however, that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on the next succeeding Business Day, the Federal Funds Rate for such day shall be the average of quotations for such Business Day on such transactions received by the  Agent from three (3) federal funds brokers of recognized standing selected by it.

“GAAP” shall mean, at any time, accounting principles generally accepted in the United States as then in effect.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Requirement” shall mean any applicable state, federal or local law, statute, ordinance, code, rule, regulation, order or decree.

“Guarantor” means individually and collectively, each entity set forth on Schedule 1.1(b), and each of their respective successors and assigns, and any future Subsidiary of Borrower that is not an Excluded Subsidiary.

“Guaranty” means that certain Third Amended and Restated Commercial Guaranty of even date with this Agreement executed by each Guarantor in favor of the Agent for the ratable benefit of the Lenders, as amended, supplemented and/or restated from time to time and in effect, and any joinder to such Third Amended and Restated Commercial Guaranty executed after the date of the Agreement by a Subsidiary of the Borrower that is not an Excluded Subsidiary.

“Hazardous Materials” means (1) hazardous materials, hazardous wastes, and hazardous substances including, but not limited to, those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table, 49 C.F.R. § 172.101, as amended, or listed by the federal Environmental Protection Agency as hazardous substances under or pursuant to 40 C.F.R. Part 302, as amended, or substances, materials, contaminants or wastes which are or become regulated under any Environmental Law, including without limitation, those substances, materials, contaminants or wastes as defined in the following statutes and their implementing regulations:  the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., as amended, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended, the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended, the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended, the federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., as amended, the Occupational Safety and Health Act, 2 U.S.C. § 651 et seq., as amended, the Safe Drinking Water Act, 42 U.S.C. §300f et seq., as amended and the Natural Gas Pipeline Safety Act of 1968, 49 U.S.C. § 1671 et seq., as amended; (2) all substances, materials, contaminants or wastes listed in all comparable statutes of the States of Louisiana and Texas and in comparable local Requirements of Law in such states; (3) acid gas, sour water streams or sour water vapor streams containing hydrogen sulfide or other forms of sulphur, sodium hydrosulfide and ammonia; (4) Hydrocarbons; (5) natural gas, synthetic gas, and any mixtures thereof; (6) asbestos and/or any material which contains 1% or more, by weight, of any hydrated mineral silicate, including but not limited to chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (7) PCB’s, or PCB containing materials or fluids; (8) radon; (9) naturally occurring radioactive material, radioactive substances or waste; (10) salt water and other oil and gas wastes and (11) any other hazardous or noxious substance, material, pollutant, emission, or solid, liquid or gaseous waste.

“Indebtedness” shall mean, at any time, all obligations, indebtedness, and liabilities, whether now existing or arising in the future, of the Borrower to the Lenders or any of them (or in the case of a Rate Management Transaction, any affiliate thereof) pursuant to or arising under the Agreement, including all Reimbursement Obligations, obligations of the Borrower under Rate Management Transactions (including all renewals, extensions, modifications, and substitution thereof and therefor) and all cancellations, buy backs, reversals, terminations, or assignments of Rate Management Transactions, and the indebtedness of the Borrower evidenced by the Notes, including principal, interest, costs, expenses and reasonable attorneys’ fees and all other fees and charges, together with all fees and other indebtedness and costs and expenses for which the Borrower is responsible under this Agreement or under any of the Loan Documents.

“Interest Payment Date” shall mean (i) for a Base Rate Loan, the last Business Day of each month such Loan is outstanding, (ii) for a LIBOR Loan, the last LIBOR Business Day of each LIBOR Interest Period for such Loan.

“Interest Period” shall mean any Base Rate Interest Period or LIBOR Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, (a) the purchase or other acquisition of any stock or other equity interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, or purchase or other acquisition of any Debt of, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person.

“Lenders” shall mean the lending institutions listed on the signature page(s) of this Agreement, and their respective successors and assigns, and any other lending institutions that become a signatory party to the Agreement in the future.

“Letters of Credit” shall mean the letters of credit issued by the Agent pursuant to Section 2.2.2. hereof.

“Leverage Ratio” shall mean the ratio produced by the following calculation:  the sum of all senior funded Debt by the Lenders or any of them to Borrower and/or any Guarantor divided by EBITDA, tested quarterly on a rolling four quarters basis.

“Liabilities” shall mean, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

“LIBOR Business Day” shall mean any date other than Saturday, Sunday or a day on which banking institutions are generally authorized or obligated by law or executive order to close in the City of London, England.

“LIBOR Interest Period” shall mean, with respect to any LIBOR Loan (i) initially, the period commencing on the date such LIBOR Loan is made and ending one (1) month, two (2) months, or three (3) months (or such other period agreed upon by the Borrower and the Lenders) thereafter, and (ii) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one (1) month, two (2)

months, or three (3) months (or such other period agreed upon by the Borrower and the Lenders) thereafter; provided, however, that (a) if any LIBOR Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless the result of such extension would be to extend such Interest Period into the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) if any LIBOR Interest Period begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) such Interest Period shall end on the last Business Day of a calendar month, and (c) any LIBOR Interest Period which would otherwise expire after the Termination Date shall end on the Termination Date.

“LIBOR Loan” shall mean any Loan during any period which bears interest at the LIBOR Rate.

“LIBOR Margin” shall mean with respect to each LIBOR Loan under the Line of Credit:

(i)         2.25% per annum if the Leverage Ratio is less than 1.00 to 1.0;

(ii)         2.50% per annum if the Leverage Ratio is greater than or equal to 1.00 to 1.0 but less than 1.50 to 1.0; or

(iii)         2.75% per annum if the Leverage Ratio is greater than or equal to 1.50 to 1.0.

The LIBOR Margin shall be determined by the Agent from time to time, based on the Leverage Ratio as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 12.1(c).  Any adjustment to the LIBOR Margin shall be effective (a) in the case of a Compliance Certificate delivered in connection with quarterly financial statements of the Borrower delivered pursuant to Section 12.1(b), as of the date 60 days following the end of the last day of the applicable fiscal quarter covered by such Compliance Certificate, and (b) in the case of a Compliance Certificate delivered in connection with annual financial statements of the Borrower delivered pursuant to Section 12.1(a), as of the date 90 days following the end of the last day of the applicable fiscal year covered by such Compliance Certificate.  If the Borrower fails to deliver a Compliance Certificate pursuant to Section 12.1(c), the LIBOR Margin shall equal the percentage corresponding to item (iii) of this definition until the date of the delivery of the required Compliance Certificate.

“LIBOR Rate” shall mean, with respect to any LIBOR Interest Period, the offered rate for U.S. Dollar deposits of not less than $1,000,000 as of 11:00 A.M. City of London, England time two (2) LIBOR Business Days prior to the first date of each LIBOR Interest Period as shown on the display designated as “British Bankers Assoc.  Interest Settlement Rates” on the Telerate system (“Telerate”), Reuters Screen LIBOR 01 Page, or such other page or pages as may replace such pages on Telerate for the purpose of displaying such rate, rounded upwards, if necessary to the nearest 1/16% and adjusted for the maximum cost of reserves, if any.  Provided, however, that if such rate is not available on Telerate then such offered rate shall be otherwise independently obtained by the Agent from an alternate, substantially similar independent source available to the Agent or shall be calculated by the Agent by substantially similar methodology as that theretofore used to determine such offered rate in Telerate.

“Line of Credit” shall mean the revolving line of credit in the total maximum aggregate principal amount of the Commitments extended by the Lenders pursuant to the Line of Credit Loan Commitment.

“Line of Credit Loan Commitment” shall mean (i) for all Lenders, $100,000,000.00 or such other amount pursuant to Section 2.4 hereof and (ii) as to any Lender, its obligation to make Revolving Loans hereunder on its Pro Rata Part of the Line of Credit and purchase its Pro Rata Part of participations in Letters of Credit issued hereunder by the Agent in amounts not exceeding an amount equal to its Commitment Percentage times the Line of Credit Loan Commitment in existence at the time of determination.

“Loans” shall mean, collectively, all Revolving Loans.

“Loan Documents” shall mean this Agreement, the Notes, any other documents and instruments evidencing any portion of the Indebtedness, the Guaranty, the Collateral Documents, and any other instruments and documents, whether now or hereafter existing, executed in connection with the Indebtedness.

“Material Adverse Effect” shall mean an event which causes a material adverse effect on the business, assets, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole.

“Maximum Rate” shall mean, at any particular time in question, the maximum non-usurious rate of interest which under applicable law may then be charged on  the Indebtedness or any other obligations hereunder.  If such Maximum Rate changes after the date hereof, the Maximum Rate shall be automatically increased or decreased, as the case may be, without notice to Borrower from time to time as the effective date of each change in such Maximum Rate.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Notes” shall mean the Revolving Notes.

“Other Financing” is used herein as defined in Section 15.12. hereof.

“Original Agreement”  is used herein as defined in recital A of this Agreement.

“Payor” is used herein as defined in Section 3.1.6. hereof.

“Permitted Encumbrances” shall have the meaning ascribed to such term in Section 13.4. hereof.

“Permitted Investments” means (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (b) Investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor’s Ratings Service or from Moody’s Investors Service, Inc.; (c) Investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000.00; (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and (e) shares of funds registered under the Investment Company Act of 1940, as amended, that have assets of at least $100,000,000 and invest only in obligations described in clauses (a) through (d) above to the extent that such shares are rated by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service in one of the two highest rating categories assigned by such agency for shares of such nature.

“Person” shall mean an individual or a corporation, partnership, trust, joint venture, incorporated or unincorporated association, joint stock company, government, or an agency or political subdivision thereof, or other entity of any kind.

“Pledge Agreement” shall mean that certain Second Amended and Restated Security Agreement dated of even date herewith by certain Subsidiaries of the Borrower in favor of the Agent, affecting ownership interests in certain Excluded Subsidiaries, as the Security Agreement may be amended, supplemented and/or restated from time to time and in effect, and any joinder to such Security Agreement executed by a Subsidiary of the Borrower.

“Pro Rata” or “Pro Rata Part” shall mean for each Lender, (i) for all purposes where no Loan is outstanding, such Lender’s Commitment Percentage for matters relating to the Line of Credit Loan Commitment and (ii) otherwise, the proportion which the portion of the outstanding Loans owed to such Lender bears to the aggregate outstanding Loans owed to Lenders at the time in question (calculated separately for each Lender for Loans under the Line of Credit).

“Purchase Money Indebtedness” means Debt incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Debt assumed in connection with the acquisition of any such assets or secured by an Encumbrance on any such assets prior to the acquisition thereof, and any extension, renewal or replacement of any such Debt.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between the Borrower and any Lender or affiliate thereof which is (i) an interest rate protection agreement, foreign currency exchange agreement or other interest or interest rate hedging agreement entered into in the ordinary course and not for speculative purposes or (ii) a commodity price hedging agreement or arrangement entered into in the ordinary course and not for speculative purposes.

“Reimbursement Obligations” shall mean at any time, the obligations of Borrower in respect of all Letters of Credit then outstanding to reimburse amounts paid by the Lenders (or any of them) in respect of any drawing or drawings under a Letter of Credit.

“Release” means any release, spill, emission, leak, injection, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Materials into the environment or into or out of any real property of Borrower, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater and/or land which could reasonably be expected to form the basis of an Environmental Liability against Borrower.

“Remedial Action” means any action to (i) clean up, remove, treat or in any other way address Hazardous Materials in the environment, (ii) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so they do not mitigate or endanger or threaten to endanger public health or welfare or the environment or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Request for Revolving Loan” shall mean the Borrower’s request for a Revolving Loan.

“Required Lenders” shall mean (i) if there are two (2) or fewer Lenders under this Agreement, then “Required Lenders” shall mean all Lenders (other than Defaulting Lenders who are not entitled to vote); or (ii) if there are three (3) or more Lenders under this Agreement, then “Required Lenders” shall mean Lenders having fifty-one percent (51%) or more of the aggregate amount of the Commitments (not held by Defaulting Lenders who are not entitled to vote), or if the Commitments have been terminated or reduced to zero, Lenders holding 51% or more of the principal amount of the aggregate outstanding Loans and Reimbursement Obligations (not held by Defaulting Lenders who are not entitled to vote); provided, however, for the approval of an Acquisition pursuant to Section 13.6(h), if there are two or fewer Lenders party to this Agreement, “Required Lenders” shall mean Lenders having 66 2/3% or more of the aggregate amount of the Commitments (not held by Defaulting Lenders who are not entitled to vote), or if the Commitments have been terminated or reduced to zero, Lenders holding 66 2/3% or more of the principal amount of the aggregate outstanding Loans and Reimbursement Obligators (not held by Defaulting Lenders who are not entitled to vote).  Commitments, Revolving Loans and Reimbursement Obligation held by Defaulting Lenders shall be disregarded when determining the Required Lenders and any Defaulting Lender shall be excluded from calculating the number of Lenders under this Agreement as of any time of determination for purposes of this definition.  For purposes of this definition, a Lender (other than the Agent with respect to the Swing Line) shall be deemed to hold a Swing Line interest or a Reimbursement Obligation to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Required Payment” is used herein as defined in Section 3.1.6 hereof.

“Revolving Loans” shall mean all advances under the Line of Credit (including advances under the Swing Line) made by the Lenders under the Notes to the Borrower in accordance with and subject to the terms of their respective Commitments.

“Revolving Notes” shall mean collectively (i) the promissory notes of even date herewith in the maximum aggregate principal amount of the Commitment of each Lender party hereto and substantially in the form of Exhibit C attached hereto, executed by Borrower, (ii) any promissory note or notes that may be executed by Borrower in the future that are payable to the order of a Lender pursuant to the Agreement, and (iii) any and all modifications, renewals, and/or extension of any of the foregoing promissory notes.

“Required Payment” is used herein as defined in Section 3.1.6 hereof.

“Solvent” shall mean, when used with respect to any Person on a particular day, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including without limitation, contingent liabilities, of such person, (ii) the present fair salable value of the assets of such person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts and liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such person is engaged.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all of the facts and circumstances existing at such time, represents the amount that can be reasonably expected to become an actual or matured liability.

“Subsidiaries” shall mean at any date with respect to any Person all the corporations, limited liability companies, or other business entities of which such Person at such date, directly or indirectly, owns or controls more than 50% of the outstanding ownership interest or capital stock (excluding directors’ qualifying shares), and “Subsidiary” means any one of the Subsidiaries.

“Swing Line”  shall mean all Swing Line Loans, up to a total maximum aggregate principal amount of $10,000,000.00, made to Borrower by the Swing Line Lender.

“Swing Line Lender” shall mean Capital One.

“Swing Line Loans” shall have the meaning assigned to such term in Section 2.3 below.

“Termination Date” shall mean the earlier to occur of (i) August 31, 2015 or (ii) the date of termination of the Commitments pursuant to Article XIV hereof.

“Total Liabilities” shall mean the total consolidated liabilities of Borrower, as determined in accordance with GAAP.

“Total Outstandings” shall mean as of any date, without duplication, the sum of (i) the total principal balance outstanding on the Notes, plus (ii) the total face amount of all outstanding Letters of Credit plus (iii) the total of all Reimbursement Obligations.

“Tranche” shall mean a LIBOR Loan for a particular Interest Period and/or a Base Rate Loan.

“UCC” shall mean the Uniform Commercial Code-Secured Transactions (La. R.S. 10:9-101 et seq.) in the State of Louisiana, as amended from time to time, provided that if by reason of mandatory provisions of law, the perfection or effect of perfection or non-perfection of the Lender’s Encumbrances against the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Louisiana, then “UCC” means the Uniform Commercial Code as the same may be amended from time to time and in effect in such other jurisdiction.

“Unused Amount” shall have the meaning assigned to such a term in Section 6.1 of the Agreement.

Section 1.2.  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio, requirement or provision set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio, requirement or provision to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until such request has been withdrawn or such ratio, requirement or provision so amended, (i) such ratio, requirement or provision shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio, requirement or provision made before and after giving effect to such change in GAAP.

ARTICLE II

LINE OF CREDIT LOAN COMMITMENT

Section 2.1.  The Line of Credit.  Subject to the terms and conditions of this Agreement, each Lender agrees severally (a) to make its Pro Rata Part of Revolving Loans to the Borrower during the period from the date hereof until the Termination Date, by making Revolving Loans under the Line of Credit to the Borrower from time to time; provided, however, that at no time shall the sum of the aggregate principal amount of such Revolving Loans to the Borrower at such time outstanding exceed the Line of Credit Loan Commitment.  Notwithstanding the foregoing, it is agreed and understood that each Lender’s obligation to fund Revolving Loans is limited to such Lender’s Line of Credit Loan Commitment less its Pro Rata Part of the Total Outstandings.

Section 2.2.  Revolving Loans.

Section 2.2.1.  Revolving Loans.  Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Revolving Loans to the Borrower from time to time under the Line of Credit.  Within the limits set forth herein, the Borrower may borrow from the Lenders hereunder, repay any and all such Revolving Loans as hereinafter provided, and reborrow thereunder; provided, however, each Revolving Loan, subject to availability, shall be in an amount not less than $1,000,000.00.  The Borrower’s obligation to repay the Revolving Loans made by the Lenders shall be evidenced by the Notes.  Revolving Loans under the Line of Credit shall bear interest, at Borrower’s option, at the Base Rate plus the Base Rate Margin or the LIBOR Rate plus the LIBOR Margin.  The total number of Tranches under the Line of Credit which may be outstanding at any time hereunder shall never exceed seven (7) Tranches, whether such Tranches are Base Rate Loans, LIBOR Loans, or a combination thereof.  Notwithstanding any provision in this Agreement to the contrary, the parties acknowledge and agree that upon any breach of this Section 2.2.1, the Lenders’ obligation to make Revolving Loans is suspended until such breach is cured to the reasonable satisfaction of the Required Lenders.

Section 2.2.2.  Letters of Credit.  On the terms and conditions hereinafter set forth, the Agent shall from time to time during the period beginning on the date of this Agreement and ending on the Termination Date, upon request of Borrower, issue standby letters of credit for the account of the Borrower or a Subsidiary for general corporate purposes in such amounts as the Borrower may request but not to exceed in the aggregate face amount at any time outstanding the sum of $15,000,000.00 (subject to the additional limitations on the amounts thereof set forth in Section 2.2.3. below), each such letter of credit shall have an expiry date no later than the earlier of one (1) year from the date of issuance or the Termination Date, whichever occurs first (the “Letters of Credit”); provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the Agent but, except as provided below, such provision shall not permit the extension of the expiration date of such Letter of Credit beyond the Termination Date; and provided, further, that a Letter of Credit may have an expiration date after the Termination Date if Borrower provides not later than ninety (90) days prior to the Termination Date cash collateral acceptable to Agent for any such Letter of Credit.  On each day during the period while any such Letter of Credit is issued and outstanding in accordance with the provisions of this Agreement, the sum of the face amount of each such outstanding Letter of Credit shall be treated as a Revolving Loan under the Line of Credit. The Line of Credit Loan Commitment of each Lender shall be deemed to be utilized for all purposes hereof in an amount equal to such Lender’s Commitment Percentage of the undrawn face amount of such Letter of Credit. Each Lender agrees that, upon issuance of any Letter of Credit hereunder, it shall automatically acquire a participation in the Agent’s liability under such Letter of Credit in an amount equal to such Lender’s Commitment Percentage of such liability, and each Lender (other than Agent) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to Agent to pay and discharge when due, its Commitment Percentage of Agent’s liability under such Letter of Credit, provided such Letter of Credit was issued in accordance with the provisions of this Agreement.  Borrower hereby unconditionally agrees to pay and reimburse the Agent for the amount of each payment under any Letter of Credit that is in substantial compliance with the provisions of such Letter of Credit, without presentment, demand,  or protest and in accordance with this Section 2.2.2.  Upon receipt from any beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the Agent shall promptly notify the Borrower of the demand and the date upon which such payment is to be made by the Agent to such beneficiary in respect of such demand.  Forthwith upon receipt of such notice from the Agent, Borrower shall advise the Agent whether or not it intends to borrow under the Line of Credit to finance its obligations to reimburse the Agent, and if so, submit a Request for Revolving Loan as provided in Section 2.2.4. hereof.

Section 2.2.3.  Procedure for Obtaining Letters of Credit.  The amount and date of issuance, renewal, extension or reissuance of a Letter of Credit pursuant to Section 2.2.2. shall be designated by the Borrower’s written request delivered to the Agent at least three (3) Business Days prior to the date of such issuance, renewal, extension or reissuance.  Concurrently with or promptly following the delivery of the request for a Letter of Credit, the Borrower shall execute and deliver to the Agent an application and agreement with respect to the Letter of Credit, said application and agreement to be in the form customarily used by the Agent.  The terms of this Agreement shall control in case of any conflict between the terms of this Agreement and the Agent’s form of application and agreement with respect to Letters of Credit.  The Agent shall not be obligated to issue, renew, extend or reissue such Letters of Credit if (i) the Agent does not approve the requested form of the Letter of Credit or any of the terms thereof, such approval not to be unreasonably withheld, (ii) the amount thereon when added to the amount of the outstanding Letters of Credit exceeds $15,000,000.00, or (iii) the amount thereof when added to the total outstanding Revolving Loans under the Line of Credit would exceed the Line of Credit Loan Commitment.  Borrower agrees to pay the Agent, for the benefit of Lenders, a fee for the issuance of each Letter of Credit.  This fee shall be due and payable by the Borrower to the Agent upfront, upon the issuance of each Letter of Credit by the Agent and on each anniversary date of such issuance while such Letter of Credit is outstanding.  The said fee shall be in the amount equal to the applicable LIBOR Margin, times the face amount of the Letter of Credit for such period (calculated separately for each Letter of Credit).  In addition, the Borrower agrees to pay the Agent, for the sole benefit of Agent, its standard up-front fee for issuance of a letter of credit and the other customary administrative charges, which fee and charges shall be due and payable upfront upon the issuance of each Letter of Credit by the Agent and a renewal fee on each anniversary date of such issuance while such Letter of Credit is outstanding

Section 2.2.4.  Manner and Notice of Borrowing Under the Line of Credit.  Requests for Revolving Loans under the Line of Credit may be made by the Borrower, in writing (including facsimile transmission or electronic messaging system) to the Agent and such requests shall be fully authorized by the Borrower if made by any one of the persons designated by the Borrower in writing to the Agent.  The form of Request for Revolving Loan is attached hereto as Exhibit “B”, and includes a designation by Borrower of the Borrowing Date.  The Agent shall have the right, but not the obligation, to verify any telephone requests by calling the person who made the request at the telephone number designated by the Borrower in writing to the Agent.  Requests for Revolving Loans must be received by not later than 11:00 a.m. (Central Time) (i) one (1) Business Day prior to the Borrowing Date in the case of Base Rate

Loans, or (ii) three (3) Business Days prior to any proposed Borrowing Date in the case of LIBOR Loans.  Upon receipt of such Request for Revolving Loan, the Agent shall advise each Lender thereof; provided, that if the Lenders have received at least one (1) Business Day’s notice of such Revolving Loan prior to funding of a Base Rate Loan, or at least three (3) Business Days’ notice of each Revolving Loan prior to the funding in the case of a LIBOR Loan, each Lender shall provide the Agent at its office at 313 Carondelet Street, New Orleans, Louisiana 70130, not later than 1:00 p.m., Central Time, on the Borrowing Date, in immediately available funds, its Pro Rata share of the requested Revolving Loan, but the aggregate of all such outstanding fundings by each Lender shall never exceed such Lender’s available Line of Credit Loan Commitment.  Not later than 2:00 p.m., Central Time, on the Borrowing Date, the Agent shall make available to Borrower the aggregate amount of such requested Revolving Loan in the manner requested in the Request for Revolving Loan.  The Agent and the Lenders shall not incur any liability to Borrower in acting upon any Request for Revolving Loan referred to above which the Agent and the Lenders believe in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this Section 2.2.4.  Each Request for a Revolving Loan must specify whether such Loan is a LIBOR Loan or a Base Rate Loan.  The aggregate outstanding amount of principal and interest due by the Borrower at any given time under the Line of Credit shall be and constitute the indebtedness of the Borrower to the Lenders under the Notes made by the Borrower.  When each Revolving Loan is made by the Lenders to the Borrower hereunder, the Borrower shall be deemed to have renewed and reissued the Notes for the amount of the Revolving Loan plus all amounts due by the Borrower to the Lenders under the Line of Credit Loan Commitment immediately prior to such Revolving Loan.

Section 2.2.5.  Use of Proceeds.  The Borrower shall use the proceeds of the Revolving Loans (i) to refinance all existing senior unsecured debt under the Original Agreement, (ii) to finance certain Acquisitions and capital expenditures, (iii) for working capital, (iv) to issue Letters of Credit, (v) to repurchase up to $50,000,000.00 of its outstanding stock, and (vi) for other general corporate purposes.

Section 2.2.6.  Several Obligations.  The obligations of the Lenders under the Line of Credit Loan Commitment are several and not joint.  The failure of any Lender to make a Revolving Loan required to be made by it shall not relieve any other Lender of its obligation to make its Revolving Loan, and no Lender shall be responsible for the failure of any other Lender to make the Revolving Loan to be made by such other Lender.

Section 2.3.     Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender shall from time to time until the Termination Date, upon the request of the Borrower, and provided that all of the applicable conditions precedent specified in Section 10.2 have been satisfied, make loans (“Swing Line Loans”) to the Borrower in an aggregate principal amount not to exceed at any one time outstanding $10,000,000.00. Swing Line Loans shall be in any amount and shall, unless otherwise expressly stated in this Agreement, constitute “Loans” for all purposes hereunder, except they shall not be considered a utilization of the Commitment of the Swing Line Lender or any other Lender for purposes of calculating commitment fees hereunder.  Notwithstanding the foregoing sentence, the aggregate amount of all Loans (including all Swing Line Loans) and outstanding Letters of Credit shall not at any time exceed the aggregate of the Commitments.  To request a Swing Line Loan, the Borrower shall notify the Agent and the Swing Line Lender of such request by telephone no later than 11:00 a.m., Lafayette, Louisiana, time, on the date of the proposed Swing Line Loan, and shall confirm promptly by hand delivery or telecopy to the Agent and the Swing Line Lender a written borrowing request in a form approved by the Agent and signed by the Borrower. Each request for a Swing Line Loan shall be irrevocable and shall state specifically that the Loan is to be a Swing Line Loan and not a Revolving Loan, the amount of the Swing Line Loan requested, the date on which such Swing Line Loan is to be made, which shall be a Business Day, and how the proceeds of such Swing Line Loan are to be disbursed.  All Swing Line Loans shall bear interest at an annual rate equal to Base Rate from time to time in effect plus or minus the Base Rate Margin from time to time in effect.  Subject to the terms and conditions of this Agreement, all Swing Line Loans may be borrowed, prepaid and re-borrowed; provided that any and all such Swing Line Loans then outstanding shall be due and payable in full on the earliest of (i) the first Business Day of each month, (ii) the first date, after the date that such Swing Line Loan is made, that a Revolving Loan is made, and (iii) the Termination Date.  At any time, but not less frequently than weekly, upon the request of the Swing Line Lender, each Lender other than the Swing Line Lender shall purchase a participating interest in any one or more Swing Line Loans in an amount equal to the product of multiplying (x) its Commitment Percentage times (y) the outstanding balance of such Swing Line Loans. No later than 1:00 p.m. Lafayette, Louisiana, time on the date such request is made (or on the next Business Day, if such request is made after 11:00 a.m., Lafayette, Louisiana, time), each Lender will transfer to the Swing Line Lender, in immediately available funds, the amount of its participation.  Whenever, at any time after the Swing Line Lender has received from any Lender such Lender’s participating interest in a Swing Line Loan, the Swing Line Lender receives any payment on account thereof, the Swing Line Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it.  Each Lender’s obligation to purchase such participating interests shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other rights which such Lender or any other Person may have against the Swing Line Lender or any other Person for any reason whatsoever; (ii) the occurrence or existence of a Default or an Event of Default or the termination of the Commitments; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person; (iv) any breach of this Agreement by the Borrower or any other Person; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  Each Swing Line Loan, once so participated, shall cease to be a Swing Line Loan for purposes of this Agreement and shall become a Revolving Loan.

Section 2.4.     Increase of the Line of Credit Loan Commitment.

Section 2.4.1.  Requests for Increase.  The Borrower may, at any time, propose that the total Line of Credit Loan Commitment hereunder be increased (each such proposed increase being a “Commitment Increase”) by notice to the Agent, specifying each existing Lender (each an “Increasing Lender”) and/or each additional lender (each an “Assuming Lender”) that shall have agreed to an additional Commitment and the date on which such increase is to be effective (the “Commitment Increase Date”), which shall be a Business Day at least three (3) Business Days after delivery of such notice and 30 days prior to the Termination Date; provided that no Lender shall have any obligation hereunder to become an Increasing Lender and any election to do so shall be in the sole discretion of each Lender; provided further that:

(a)         that the minimum amount of the Commitment of any Assuming Lender, and the minimum amount of the increase of the Commitment of any Increasing Lender, as part of such Commitment Increase shall be $5,000,000 or a larger multiple of $1,000,000, or, in the case of any increasing Lender and if agreed to by all Lenders, such lesser amount if such Increasing Lenders agree to increase their existing Commitments Pro Rata.

(b)         immediately after giving effect to such Commitment Increase, the aggregate amount of Commitment Increases hereunder shall not exceed $25,000,000.00;

(c)         no Event Default shall have occurred and be continuing on such Commitment Increase Date or shall result from the proposed Commitment Increase; and

(d)         the representations and warranties contained in this Agreement shall be true and correct on and as of the Commitment Increase Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

Section 2.4.2.  Effectiveness of Commitment Increase.  The Assuming Lender, if any, shall become a Lender hereunder as of such Commitment Increase Date and the Commitment of any Increasing Lender and such Assuming Lender shall be increased as of such Commitment Increase Date; provided that:

(x)         the Agent shall have received on or prior to 9:00 a.m., Lafayette, Louisiana time, on such Commitment Increase Date a certificate of a duly authorized officer of the

Borrower stating that each of the applicable conditions to such Commitment Increase set forth in this Section 2.4 has been satisfied;

(y)         with respect to each Assuming Lender, the Agent shall have received, on or prior to 9:00 a.m. Lafayette, Louisiana time, on such Commitment Increase Date, an agreement, in form and substance satisfactory to the Borrower and the Agent, pursuant to which such Assuming Lender shall, effective as of such Commitment Increase Date, undertake a Commitment, duly executed by such Assuming Lender and the Borrower and acknowledged by the Agent; and

(z)         each Increasing Lender shall have delivered to the Agent, on or prior to 9:00 a.m., Lafayette, Louisiana time, on such Commitment Increase Date, confirmation in writing satisfactory to the Agent as to its increased Commitment, with a copy of such confirmation to the Borrower.

Section 2.4.3.  Confirmation of Commitment Increase.  Upon its receipt of confirmation from a Lender that it is increasing its Commitment hereunder, together with the certificate referred to in clause (x) of Section 2.4.2 above, the Agent shall (A) make a record of such and (B) give prompt notice thereof to the Borrower.  Upon its receipt of an agreement referred to in clause (y) of Section 2.4.2 above executed by an Assuming Lender, together with the certificate referred to in clause (x) of Section 2.4.2 above, the Agent shall, if such agreement has been completed, accept such agreement, make a record of such information and give prompt notice thereof to the Borrower.

Section 2.4.4.  Adjustments of Commitments upon Effectiveness of Increase.  In the event that the Agent shall have received notice from the Borrower as to any agreement with respect to a Commitment Increase on or prior to the relevant Commitment Increase Date and the actions provided for in clauses (x) through (z) of Section 2.4.2 above shall have occurred by 9:00 a.m., Lafayette, Louisiana time, on such Commitment Increase Date, the Agent shall notify the Lenders (including any Assuming Lenders) of the occurrence of such Commitment Increase Date promptly on such date by facsimile transmission or electronic messaging system.  On the date of such Commitment Increase, the Borrower shall simultaneously (A) prepay the then outstanding Revolving Loans (if any) in full held by the Lenders immediately prior to giving effect to such Commitment Increase, (B) if Borrower shall so request in accordance with the terms hereof, borrow new Revolving Loans from all Lenders (including any Assuming Lenders) in an aggregate amount at least equal to such prepayment, so that, after giving effect thereto, the Revolving Loans are held ratably by the Lenders in accordance with their respective Commitments (after giving effect to such Commitment Increase), and (C) execute new Notes pursuant to Section 3.1.2.  To the extent that on the date of such Commitment Increase any participations in Swingline Loans are outstanding under Section 2.3 or any Letters of Credit are outstanding under Section 2.2.2, the participations of the Lenders in such Swingline Loans and/or Letters of Credit shall be deemed re-allocated among the Lenders in accordance with their respective Commitments (after giving effect to such Commitment Increase).

ARTICLE III

NOTES EVIDENCING THE REVOLVING LOANS

Section 3.1.  Notes.

Section 3.1.1.  Form of Notes.  The Revolving Loan shall be evidenced by the Revolving  Notes in the aggregate face amount of the Line of Credit Loan Commitment.  Notwithstanding the face amount of the Notes, the actual principal amount due from Borrower to the Lenders on account of the Notes, as of any date of computation, shall be the sum of Revolving Loans then and theretofore made on account thereof, less all principal payments actually received by Lenders in collected funds with respect thereto.  Although the Notes are dated of even date herewith, interest in respect thereof shall be payable only for the period during which the loans evidenced thereby are outstanding and, although the stated amount of the Notes may be higher, the Notes shall be enforceable, with respect to Borrower’s obligation to pay the principal amount thereof, only to the extent of the unpaid principal amount of the Revolving Loans.

Section 3.1.2.  Issuance of Additional Notes.  From time to time new Notes may be issued to other Lenders as such Lenders become parties to this Agreement.  Upon request from the Agent, Borrower shall execute and deliver to Agent any such new or additional Notes.  From time to time as new Notes are issued the Agent shall require that each Lender exchange their Notes for newly issued Notes to reflect the amount of each Lender’s Commitment hereunder.  The Agent shall, upon the written request of Borrower, cause the Lenders to return to Borrower the Notes which have been replaced within a reasonable period of time after Borrower’s request.  Under no circumstances will the issuance of new Notes, or the return of the Notes to the Borrower which have been replaced, constitute a novation or other discharge of the outstanding indebtedness of Borrower to the Lenders under the Line of Credit.

Section 3.1.3.  Payment of the Notes.  Subject to the requirements of Article VIII below, interest on the unpaid principal balance of the Notes shall be payable on each Interest Payment Date and on the Termination Date.  Subject to the requirements of Article VIII below, the outstanding principal due under the Notes shall be due and payable on the Termination Date.

Section 3.1.4.  Payment to the Lenders.  Each Lender’s Pro Rata Part of payment or prepayment of the Loans shall be directed by wire transfer to such Lender by the Agent at the address provided to the Agent for such Lender for payments no later than 2:00 p.m., Lafayette, Louisiana, time on the Business Day such payments or prepayments are deemed hereunder to have been received by Agent; provided, however, in the event that any Lender shall have failed to make a Revolving Loan as contemplated under Article II hereof and the Agent or another Lender or Lenders shall have made such Revolving Loan, payment received by Agent for the account of such Defaulting Lender(s) shall not be distributed to such Defaulting Lender(s) until such Revolving Loan or Revolving Loans shall have been repaid in full to the Lender or Lenders who funded such Revolving Loan or Revolving Loans.  For the sole purpose of calculating interest, any payment or prepayment received by the Agent at any time after 12:00 noon, Lafayette, Louisiana, time on a Business Day shall be deemed to have been received on the next Business Day.  Interest shall cease to accrue on any principal as of the end of the day preceding the Business Day on which any such payment or prepayment is deemed hereunder to have been received by the Agent.  If the Agent fails to transfer any principal amount to any Lender as provided above, then the Agent shall promptly direct such principal amount by wire transfer to such Lender.

Section 3.1.5.  Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, or otherwise) on account of the Loans, (including, without limitation, any set-off) which is in excess of its Pro Rata Part of payments on the Loans, as the case may be, obtained by all Lenders, such Lender shall purchase from the other Lenders such participation as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of the recovery.  Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of offset) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

Section 3.1.6.  Non-Receipt of Funds by the Agent.  Unless the Agent shall have been notified by a Lender or Borrower (the “Payor”) prior to the date on which such Lender is to make payment to the Agent of the proceeds of a Revolving Loan to be made by it hereunder or Borrower is to make a payment to the Agent for the account of one or more of the Lenders, as the case may be (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Agent, the recipient of such payment shall, on demand, pay to the Agent the amount made available to it together with interest thereon in respect of the period commencing on the date such amount was made available by the Agent until the date the Agent recovers such amount at the rate applicable to such portion of the applicable Revolving Loan. Any payment due from any Lender to Agent pursuant hereto shall bear interest at the Federal Funds Rate.

Section 3.1.7.  Default of Any Lender.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)         all fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender and Defaulting Lender shall not be entitled to any fees so long as such Lender is a Defaulting Lender;

(b)         the Commitment and Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 15.6);

(c)         if any exposure on the Swing Line or under Letters of Credit exists at the time any Lender is a Defaulting Lender, the following provisions shall apply:

(i)         The exposure shall be reallocated among the non-Defaulting Lenders, after disregarding the Defaulting Lender’s Commitment, in proportion with their respective Commitments, but only to the extent that the sum of all non-Defaulting Lenders’ portion of funded Loans and exposure on the Swing Line and Letters of Credit do not exceed the total of all the non-Defaulting Lenders’ portions of the aggregate Commitments of the non-Defaulting Lenders.

(ii)         If the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall promptly post cash collateral with the Agent or enter into other arrangements reasonably satisfactory to the Agent to eliminate the Agent’s risk with respect to the Defaulting Lender’s obligations to reimburse the Agent under the Swing Line or any Letters of Credit, and the Agent shall not be required to make any Swing Line advances and/or issue Letters of Credit until the foregoing has been completed.

(iii)         If the Borrower cash collateralizes any portion of such Defaulting Lender’s obligations on the Swing Line or Letters of Credit, (A) the Borrower shall not be required to pay any Commitment Fees or Letter of Credit fees to the Agent for the account of such Defaulting Lender pursuant to Article VI hereof during the period such Defaulting Lender’s obligations on the Swing Line and Letters of Credit are cash collateralized; and (B) the Agent may release monies deposited by Borrower as cash collateral as provided in Subsection (d) below.

(d)         Any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 3.1.4) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Agent (i) first, to the funding of any Loan or the funding or cash collateralization of any participating interest in any Swing Line or Letters of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent (in which case any cash collateral posted by the Borrower pursuant to Subsection (c) hereof shall be returned to the Borrower in the amount of cash collateralized through payments for the account of the Defaulting Lender), (ii) second, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder (whether in its capacity as Swing Line Lender or issuer of Letters of Credit), (iii) third, to the funding or cash collateralization of any Rate Management Transactions in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent (in which case any cash collateral posted by the Borrower pursuant to Subsection (c) hereof shall be returned to the Borrower in the amount of cash collateralized through payments for the account of the Defaulting Lender),  (iv) fourth, if so determined by the Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any then-existing judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or Reimbursement Obligations in respect of Letters of Credit which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 10.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders in accordance with their Pro Rata shares prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender;

(e)         Notwithstanding anything herein to the contrary, the Borrower may require the Defaulting Lender to assign all of its Loans and Commitments and participations in Rate Management Transactions to another Lender (or Purchaser, as defined in Section 16.9) willing to accept such assignment; provided that prior to or concurrently with any such replacement, (i) the Defaulting Lender shall have received payment in full of all of its Pro Rata Part of funded (by the Defaulting Lender) and outstanding Indebtedness through such date of replacement and a release from its obligations under the Loan Documents and (ii) all of the Defaulting Lender’s obligations are assigned to another Lender or Purchaser; and

(f)         In the event that either (i) all funding deficiencies in respect of a Defaulting Lender’s Commitment (including participations in Letters of Credit and Swing Line Loans) and all other payment obligations owing to the Agent or any other Lender hereunder (including interest, if any, owing on any such amounts) shall have been reduced to zero and such Defaulting Lender shall have delivered to the Borrower and the Agent a written reaffirmation of its intention to honor its funding, payment and all of its other obligations hereunder; provided that this clause (i) shall not apply in the case of a Lender that is a Defaulting Lender as a result of insolvency, or (ii) the Agent and the Borrower agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the obligations of the Lenders on the Swing Line and Letters of Credit shall be readjusted to reflect the inclusion of such Defaulting Lender’s Commitment and on such date such Defaulting Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Line) as the Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Part, and such Lender shall cease to be a Defaulting Lender.

ARTICLE IV

INTEREST RATES

Section 4.1.  Options.

Section 4.1.1.  Base Rate Loans.  On Base Rate Loans, Borrower agrees to pay interest monthly on the last Business Day of each month as set forth in the definition of Base Rate Interest Period, calculated on the basis of a year consisting of 365/366 days with respect to the unpaid principal amount of each Base Rate Loan from the date the proceeds thereof are made available to Borrower until maturity (whether by acceleration or otherwise), at a varying rate per annum equal to the lesser of (i) the Maximum Rate and (ii) the Base Rate plus the Base Rate Margin.  Past due principal, to the extent permitted by law, shall bear interest, payable upon demand, at the lesser of (i) the Maximum Rate and (ii) the default rate specified in the Notes.  The Lenders agree, however, that the default rate specified in the Notes will be applied only if requested by the Required Lenders.

Section 4.1.2.  LIBOR Loans.  On LIBOR Loans, Borrower agrees to pay interest monthly on the last Business Day of each month and at the end of the applicable LIBOR Interest Period, calculated on the basis of a year consisting of 360 days with respect to the unpaid principal amount of each LIBOR Loan from the date the proceeds thereof are made available to Borrower until maturity (whether by acceleration or otherwise), at a varying rate per annum equal to the lesser of (i) the Maximum Rate and (ii) the LIBOR Rate plus the LIBOR Margin.  Past due principal, to the extent permitted by law, shall bear interest, payable on demand, at the lesser of (i) the Maximum Rate and (ii) the default rate specified in the Notes.  The Lenders agree, however, that the default rate specified in the Notes will be applied only if requested by the Required Lenders.  Unless otherwise requested by Borrower, upon the expiration of each Interest Period applicable to LIBOR Loans, the Borrower shall be deemed to have elected to maintain all applicable LIBOR Loans as LIBOR Loans with an Interest Period of one (1) month.

Section 4.2.  Interest Rate Determination.  The Agent shall determine each interest rate applicable to any Base Rate Loan or LIBOR Loan and its determination shall be conclusive absent manifest error.  The Agent shall notify the Borrower of each interest rate determination within a reasonable time after each such determination.

Section 4.3.  Conversion Option.  Borrower may elect from time to time (i) to convert all or any part of its LIBOR Loans to Base Rate Loans by giving the Agent irrevocable notice of such election in writing prior to 11:00 a.m. (Lafayette, Louisiana time) on the conversion date and such conversion shall be made on the requested conversion date, provided that any such conversion of LIBOR Loan shall only be made on the last day of the LIBOR Interest Period with respect thereof, and (ii) to convert all or any part of its Base Rate Loans to LIBOR Loans by giving the Agent irrevocable written notice of such election three (3) Business Days prior to the proposed conversion and such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Business Day on the next succeeding Business Day; provided, however, the conversion amount shall not be less than $1,000,000.00.  Any such conversion shall not be deemed a prepayment of any Note or a prepayment of any of the Loans for purposes of this Agreement.

ARTICLE V

CHANGE OF CIRCUMSTANCES

Section 5.1.  Unavailability of Funds or Inadequacy of Pricing.  In the event that, in connection with any proposed LIBOR Loan, the Agent reasonably determines, which determination shall, absent manifest error, be final, conclusive and binding upon all parties, due to changes in circumstances since the date hereof, adequate and fair means do not exist for determining the LIBOR Rate or such rate will not accurately reflect the costs to the Lenders of funding LIBOR Loans for such LIBOR Interest Period, the Agent shall give notice of such determination to the Borrower, whereupon, until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to make, continue or convert Loans into LIBOR Loans shall be suspended, and all loans to Borrower shall be Base Rate Loans during the period of suspension.

Section 5.2.  Change in Laws.  If at any time after the date hereof any new law or any change in existing laws or in the interpretation by any governmental authority, central bank, or comparable agency charged with the administration or interpretation thereof, of any new or existing laws shall make it unlawful for the such Lender to make or continue to maintain or fund LIBOR Loans hereunder, then such Lender shall promptly notify Borrower in writing of such Lender’s obligation to make, continue or convert Loans into LIBOR Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain LIBOR Loans.  Upon receipt of such notice, Borrower shall either repay the outstanding LIBOR Loans owed to the Lenders, without penalty, on the last day of the current Interest Periods (or, if any Lender may not lawfully continue to maintain and fund such LIBOR Loans, immediately), or Borrower may convert such LIBOR Loans at such appropriate time to Base Rate Loans.

Section 5.3.  Increased Cost or Reduced Return.  (i) If, after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency:

(A)         shall subject such Lender to any tax, duty, or other charge with respect to any LIBOR Loans, the Notes, or its obligation to make LIBOR Loans, or change the basis of taxation of any amounts payable to such Lender under this Agreement, or the Notes, in respect of any LIBOR Loans (other than franchise taxes and taxes imposed on the overall net income of such Lender);

(B)         shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than reserve requirements, if any, taken into account in the determination of the LIBOR Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender, including the Commitment of such Lender hereunder; or

(C)         shall impose on such Lender or on the London interbank market any other condition affecting this Agreement or its Notes or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase in a material respect the cost to such Lender of making, converting into, continuing, or maintaining any LIBOR Loans or to reduce in a material respect any sum received or receivable by such Lender under this Agreement or its Note with respect to any LIBOR Loans, then, so long as such Lender is passing on such cost to borrowers which are similarly situated to the Borrower and pursuant to Section 5.3(v), Borrower shall pay to such Lender such amount or amounts as are reasonably necessary to compensate such Lender for such increased cost or reduction.  If such Lender requests compensation by Borrower under this Section 5.3, Borrower may, by notice to such Lender, suspend the obligation of such Lender to make or continue LIBOR Loans, or to convert all or part of the Base Rate Loans owing to such Lender to LIBOR Loans, until the event or condition giving rise to such request ceases to be in effect; provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(ii)         If, after the date hereof, such Lender shall have reasonably determined that the adoption of any applicable law, rule, or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling Lender as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time pursuant to Section 5.3(v) Borrower shall pay to such Lender such additional amount or amounts as are reasonably necessary to compensate Lender for such reduction.

(iii)         Each Lender shall promptly notify Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 5.3. Each Lender will designate a separate lending office, if applicable, if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it.

(iv)         If any Lender gives notice to the Borrower (either by Lender or through the Agent) pursuant to this Section 5.3, Lender shall simultaneously give to the Borrower a statement signed by an officer of such Lender setting forth in reasonable detail the basis for, and the calculation of such additional cost, reduced payments or capital requirements, as the case may be, and the additional amounts required to compensate Lender therefor.

(v)         Within fifteen (15) days after receipt by the Borrower of any notice referred to in this Section 5.3, the Borrower shall pay to such Lender such additional amounts as are required to compensate such Lender for the increased cost, reduce payments or increase capital requirements identified therein, as the case may be; provided, that the Borrower shall not be obligated to compensate such Lender for any increased costs, reduced payments or increased capital requirements to the extent that such Lender incurs the same prior to a date three (3) months before such Lender gives the required notice.

Section 5.4.  Breakage Costs.   Without duplication under any other provision hereof, if any Lender incurs any actual loss, cost, expense or premium reasonably incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender as a result of any of the following events other than any such occurrence as a result in the change of circumstances described in Sections 5.1 and 5.2:

(i)         any payment, prepayment or conversion of a LIBOR Loan on a date other than the last day of its LIBOR Interest Period (whether by acceleration, prepayment or otherwise);

(ii)         any failure to make a principal payment of a LIBOR Loan on the due date thereof; or

(iii)         any failure by the Borrower to borrow, continue, prepay or convert to a LIBOR Loan on the dates specified in a notice given pursuant to this Agreement.

then the Borrower shall within 15 days after demand pay to such Lender such amount as is reasonably necessary to compensate such Lender for such loss, cost or expense.  If such Lender makes such a claim for compensation, it shall simultaneously furnish to Borrower a statement setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such statement shall be conclusive and binding absent manifest error.

Section 5.5.  Discretion of Lender as to Manner of Funding.  Notwithstanding any provisions of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Revolving Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder, except as may otherwise be provided in this Article V, shall be made as if each Lender had actually funded and maintained each LIBOR Loan through the purchase of deposits having a maturity corresponding to the last day of the LIBOR Interest Period applicable to such LIBOR Loan and bearing an interest rate to the applicable interest rate for such LIBOR Period.

Section 5.6.  Foreign Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  As used in this Section, the term “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (it being understood that for purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction).

ARTICLE VI

FEES

Section 6.1.  Unused Fees.  The Borrower shall pay to the Agent (for the Pro Rata benefit of the Lenders) an unused fee equal to 0.5% times the Unused Amount (as defined below).  The unused portion of the Line of Credit Commitment shall be determined on a daily basis by subtracting the Total Outstandings from the Commitments, and by averaging said daily amounts for such period set forth in the applicable Compliance Certificate for which the fee is to be determined (the “Unused Amount”).  Accrued Unused Fees shall be payable in arrears upon notice from the Agent to the Borrower on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof.  On the day of such notice to the Borrower, the Borrower hereby authorizes the Agent to debit its account specified on Schedule 6 attached hereto and maintained with Capital One for collection of the foregoing unused fee.

Section 6.2.  Letter of Credit Fee.  The Borrower shall pay to the Agent (for the Pro Rata benefit of the Lenders) a fee for each Letter of Credit as provided in Section 2.2.3 of this Agreement.  The foregoing fee shall be due and payable at least one (1) Business Day prior to the issuance of a Letter of Credit.  The Borrower hereby authorizes the Agent to debit its account specified in Schedule 6 attached hereto and maintained with Capital One for the collection of said fee.

ARTICLE VII

CERTAIN GENERAL PROVISIONS

Section 7.1.  Payments.  All payments of principal, interest, fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent at its office in New Orleans, Louisiana at 313 Carondelet Street, New Orleans, Louisiana  70130, or at such other location that the Agent may from time to time designate in writing to the Borrower, in each case in immediately available funds.

Section 7.2.  No Offset, etc.  All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding.  If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lender to receive the same net amount which the Lender would have received on such due date had no such obligation been imposed upon the Borrower.  The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Documents.

Section 7.3.  Rate Management Transactions.  The Borrower is permitted to enter into Rate Management Transactions with the Lenders (and/or their affiliates).

Section 7.4.  Calculation of Fees.  The fees set forth in Article VI above will be calculated on the basis of a year consisting of 360 days.

ARTICLE VIII

PREPAYMENTS

Section 8.1.  Voluntary Prepayments.  Borrower may at any time and from time to time, without premium or penalty, prepay Base Rate Loans.    Borrower may at any time and from time to time, without penalty or premium subject to Section 5.4 hereof, prepay LIBOR Loans outstanding upon at least three (3) Business Day’s notice to the Agent.

Section 8.2.  Mandatory Prepayment Resulting From Overadvances.  In the event the unpaid principal amount of the Revolving Loans ever exceeds the Line of Credit Loan Commitment, the Borrower unconditionally agrees, within five (5) days after notice from Agent of the occurrence of such an excess amount (an “overadvance”) to make a lump sum payment to the Agent in an amount equal to the overadvance.

ARTICLE IX

SECURITY FOR THE INDEBTEDNESS

Section 9.1.  Security.  The Indebtedness shall be secured by the following:

(a)         the Guaranty;

(b)         the Pledge Agreement; and

(c)         any other Collateral Documents granted by any Person in favor of Agent for the ratable benefit of the Lenders as security for the Indebtedness.

ARTICLE X

CONDITIONS PRECEDENT

Section 10.1. Condition Precedent to Effectiveness of this Agreement.  The effectiveness of this Agreement shall be subject to the satisfaction of the following conditions precedent:

(a)         On or prior to the date hereof, the Borrower shall have executed and delivered to the Agent this Agreement and the Notes;

(b)         On or prior to the date hereof, the Guarantors shall have executed and delivered to the Agent the Guaranty;

(c)         On or prior to the date hereof, the Subsidiaries of Borrower that are executing the Pledge Agreement shall have executed and delivered to Agent the Pledge Agreement and the original certificates, if any, evidencing the interests of said Subsidiaries in the entities described in the Pledge Agreement;

(d)         On or prior to the date hereof, the Agent shall have received a favorable legal opinion of counsel to the Borrower covering the transactions contemplated by this Agreement, in form, scope and substance satisfactory to the Agent;

(e)         The Agent shall have received certified resolutions of the Borrower and each Guarantor  authorizing the execution of all documents and instruments contemplated by this Agreement;

(f)         The Agent shall have received all fees, charges and expenses which are due and payable as specified in this Agreement and any Loan Documents;

(g)         On or prior to the date hereof, the Agent shall have received the organizational and governance documents, as amended, of the Borrower and each Guarantor, and the Agent’s counsel shall have reviewed the foregoing documents and is satisfied with the validity, due authorization and enforceability thereof;

(h)         On or prior to the date hereof, the Borrower shall have delivered to the Agent an insurance certificate detailing all insurance coverage for the Borrower and the Subsidiaries; and

(i)         The Agent shall have received executed commitments from each of the Lenders for their respective portions of the Commitment.

The Agent and the Lenders reserve the right, in their sole discretion, to waive any one or more of the foregoing conditions precedent other than those set forth in (i).

Section 10.2.  Conditions Precedent to All Revolving Loans.  The obligation of the Lenders to make any Revolving Loan hereunder and the obligation of Agent to issue a Letter of Credit and to make any Swing Line Loan are all subject to the further condition precedent that:

(a)         The representations and warranties of the Borrower as set forth in this Agreement, or in any Loan Document furnished to the Agent and/or any Lender in connection herewith, shall be and remain true and correct in all material respects on and as of the date of the making of such Loan or date of issuance of such Letter of Credit (except to the extent specifically limited to a specified date);

(b)         No Default or Event of Default shall exist or shall result from the making of a Revolving Loan or the issuance of a Letter of Credit;

(c)         The Borrower shall have complied with the procedure set forth in this Agreement, for the requesting of a Revolving Loan or the issuance of a Letter of Credit, as the case may be; and

(d)         There shall have occurred no Material Adverse Effect since the date of the most recent financial statements delivered by Borrower to Agent.

The Agent and the Lenders reserve the right, in their sole discretion, to waive any one or more of the foregoing conditions precedent.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agent and the Lenders as follows:

Section 11.1.  Corporate Authority of the Borrower.  The Borrower is a corporation duly created, validly existing, and in good standing under the laws of the State of Delaware, and is duly qualified and in good standing as foreign corporation in Louisiana and all other jurisdictions where the failure to qualify would have a Material Adverse Effect.  The Borrower has the corporate power to enter into this Agreement and execute the Notes.  The Borrower has the corporate power to perform its obligations hereunder and under the Loan Documents.  The execution, delivery, and performance by the Borrower of the Loan Documents have all been duly authorized by all necessary corporate or company action, and do not and will not result in any material violation by the Borrower of any provision of any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect having applicability to the Borrower, or the articles of incorporation and bylaws of the Borrower.  The making and performance by the Borrower of the Loan Documents do not and will not result in a breach of or constitute a default under any material indenture or loan or credit agreement or any other material agreement or instrument to which the Borrower is a party or by which it may be bound or affected, or result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature (other than as contemplated by the Loan Documents) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.  Each of the Loan Documents to which the Borrower is a party constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

Section 11.2.  Financial Statements.  The most recent balance sheet of the Borrower at the dates thereof, and the related statements of income and retained earnings for the period then ended, copies of which have been delivered to the Agent, fairly present in all material respects the financial condition of the Borrower as of the date or dates thereof.  Each of said financial statements (including in each case related schedules and notes) were prepared in conformity with GAAP and, except as otherwise disclosed to Agent in writing, applied on a basis consistent with the preceding year (subject, as to interim statements, to changes resulting from normal year-end audit adjustments and absence of the full footnote disclosure).  No Material Adverse Effect has occurred since June 30, 2012 in the financial position or in the results of operations of the Borrower and its Subsidiaries taken as a whole.

Section 11.3.  Litigation.  Other than as set forth in Schedule 11.3 and as may be disclosed to the Agent in writing after the date of this Agreement, there are no legal actions, suits or proceedings pending or, to the best knowledge of the Borrower threatened, against or adversely and materially affecting the Borrower, or any of its properties before any court or administrative agency (federal, state or local), which could reasonably be expected to constitute a Material Adverse Effect, and there are no judgments or decrees affecting the Borrower, or its property (including, without limitation, the Collateral) which are or could reasonably be expected to become an Encumbrance against such property (other than a Permitted Encumbrance), provided that no breach of this Section 11.3 shall occur if the same is discharged within thirty days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained.

Section 11.4.  Approvals.  No authorization, consent, approval or formal exemption of, nor any filing or registration with, any governmental body or regulatory authority (federal, state or local), and no vote, consent or approval of the shareholders of the Borrower is or will be required in connection with the execution and delivery by the Borrower of the Loan Documents or the performance by the Borrower of its obligations hereunder and under the other Loan Documents, except to the extent obtained.

Section 11.5.  Required Insurance.  The Borrower maintains insurance with insurance companies in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which Borrower operates.

Section 11.6.  Licenses.  The Borrower possesses adequate franchises, licenses and permits to own its properties and to carry on its business as presently conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 11.7.  Adverse Agreements.  The Borrower is not a party to any agreement or instrument, nor subject to any charter or other restriction, materially and adversely affecting the business, properties, assets, or operations of the Borrower or its condition (financial or otherwise), and the Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, which default would constitute a Material Adverse Effect.

Section 11.8.  Default or Event of Default.  No Default or Event of Default hereunder has occurred and is continuing or will occur as a result of the giving effect hereto.

Section 11.9.  Employee Benefit Plans.  Each employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code as to which the Borrower may have any liability complies in all material respects with all applicable requirements of law and regulations, except in each case for non compliance which could not reasonably be expected to have a Material Adverse Effect, and (i) no Reportable Event (as defined in ERISA) has occurred and is continuing with respect to any such plan, (ii) the Borrower has not withdrawn from any such plan or initiated steps to do so, and (iii) no steps have been taken to terminate any such plan.

Section 11.10.  Investment Company Act.  The Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 11.11.  Intentionally Omitted.

Section 11.12.  Regulations X, T and U.  The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations X, T and U of the Board of Governors of the Federal Reserve System), and none of the proceeds of the Loans will be used for the purpose of purchasing or carrying such margin stock.

Section 11.13.  Location of Offices and Records.  As of the date hereof, the chief place of business of the Borrower, and the office where the Borrower keeps its books and records is 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503.

Section 11.14.  Information.  All written information heretofore or contemporaneously herewith furnished by the Borrower to the Agent and/or the Lenders for the purposes of or in connection with this Agreement or any transaction contemplated hereby (excluding projections, estimates, and engineering reports) is, and all such information hereafter furnished by or on behalf of the Borrower to the Agent and/or the Lenders will be, true and accurate in every material respect on the date as of which such information is dated or certified; and none of such information, taken as a whole, is or will be incomplete by omitting to state any material fact necessary to make such information not misleading as of such date, taken as a whole.

Section 11.15.  Environmental Matters.  Except as previously disclosed to  the Agent in writing or as could not reasonably be expected to result in a Material Adverse Effect:

(a)         To the best of Borrower’s knowledge and belief after due inquiry, Borrower and each Guarantor are in compliance with all applicable Environmental Laws;

(b)         To the best of Borrower’s knowledge and belief after due inquiry, Borrower and each Guarantor have obtained all consents and permits required under all applicable Environmental Laws to operate its business as presently conducted or as proposed to be conducted and all such consents and permits are in full force and effect and Borrower and each Guarantor are in compliance with all terms and conditions of such approvals;

(c)         To the best of Borrower’s knowledge and belief after due inquiry, the Borrower, each Guarantor and their respective properties and operations are not subject to any order from or agreement with any Governmental Authority or private party respecting (i) failure to comply with any Environmental Law or any Remedial Action or (ii) any Environmental Liabilities arising from the Release or threatened Release except those orders and agreements with which Borrower and Guarantor have complied;

(d)         To the best of Borrower’s knowledge and belief after due inquiry, none of the operations of Borrower or any Guarantor is subject to any judicial or administrative proceeding alleging a violation of, or liability under, any Environmental Law;

(e)         None of the operations of Borrower or any Guarantor, to its best knowledge after due inquiry, is the subject of any investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to a Release or threatened Release;

(f)         Borrower and any Guarantor have not been required to file any notice under any Environmental Law indicating past or present treatment, storage or disposal of a hazardous waste as defined by 40 CFR Part 261 or any state or local equivalent;

(g)         Borrower and Guarantor have not been required to file any notice under any applicable Environmental Law reporting a Release;

(h)         There have been no written commitments or agreements involving Borrower or any Guarantor from or with any Governmental Authority or any private entity relating to the generation, storage, treatment, presence, Release, or threatened Release;

(i)         Borrower and/or Guarantor has not received any written notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release;

(j)         To the best of Borrower’s knowledge and belief after due inquiry, Borrower and Guarantor have no known liability in connection with any material Release or material threatened Release;

(k)         After due inquiry, no Environmental Lien has attached (and continues to attach) to any properties of Borrower or any Guarantor, provided that no breach of this Section 11.15(k) shall occur if the same is discharged within thirty days after the attachment thereof or an appeal or other appropriate proceeding for review thereof is taken within said thirty day period and/or a stay of execution pending such appeal is obtained; and

(l)         To the Borrower’s best knowledge after due inquiry, there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of Borrower or any Guarantor in relation to any violation of Environmental Laws which violation could reasonably be expected to have a Material Adverse Effect in relation to any properties or facility now or previously owned or leased by Borrower which have not been made available to Agent.

Section 11.16.  Solvency of the Borrower.  The Borrower is and after consummation of the transactions contemplated by this Agreement (including the making of the Revolving Loans and the issuance of Letters of Credit), and after giving effect to all obligations incurred by the Borrower in connection herewith, will be, Solvent.

Section 11.17.  Governmental Requirements. The properties, assets, and business of the Borrower are in compliance with all current governmental requirements affecting same, except where failure could not reasonably be expected to have a Material Adverse Effect.

Section 11.18.  Authority of the Guarantor.  Each Guarantor is duly created, validly existing, and in good standing under the laws of the state of its formation, and is duly qualified and in good standing as foreign entity in all other jurisdictions where the failure to be in good standing or to so qualify would have a Material Adverse Effect, other than as set forth on Schedule 12.18.  Each Guarantor has the power to enter into the Guaranty and the other Loan Documents to which it is a party, and to perform its obligations thereunder, other than as set forth on Schedule 12.18.  The making and performance by the Guarantor of the Guaranty and the other Loan Documents to which it is a party, have all been duly authorized by all necessary action, and do not and will not materially violate any provision of any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect having applicability to such Guarantor, or governing documents of such Guarantor.  The making and performance by each Guarantor of the Guaranty and the other Loan Documents to which it is a party, do not and will not result in a breach of or constitute a default under any material indenture or loan or credit agreement or any other material agreement or instrument to which such Guarantor is a party or by which it may be bound or affected, or result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature (other than as contemplated by the Loan Documents) upon or with respect to any of the properties now owned or hereafter acquired by such Guarantor, and such Guarantor is not in default under or in violation of any such order, writ, judgment, decree, determination, award, indenture, agreement or instrument to the extent any such default or violation could reasonably be expected to have a Material Adverse Effect.  The Guaranty constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

Section 11.19.  Reliance on Representations and Warranties.  The Borrower understands and agrees that the Agent and the Lenders are relying upon the above representations and warranties in making the Revolving Loans to the Borrower.  The Borrower further agrees that the foregoing representations and warranties shall be true and correct in all material respects as of the date of this Agreement and on the date of each advance under the Line of Credit and on the date of each issuance, amendment, renewal or extension of a Letter of Credit.

ARTICLE XII

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees as follows:

Section 12.1.  Financial Statements; Other Reporting Requirements.  The Borrower will furnish or cause to be furnished to the Agent:

(a)         as soon as available and in any event within ninety (90) days following the close of the fiscal year of the Borrower, audited consolidated financial statements of the Borrower consisting of a balance sheet as at the end of such fiscal year and statements of income, and statement of cash flow for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, certified by independent certified public accountants of recognized national standing or otherwise acceptable to the Required Lenders (such acceptance not to be unreasonably withheld), whose certification shall be unqualified and in scope and substance satisfactory to the Required Lenders;

(b)         as soon as available and in any event within sixty (60) days following the close of each fiscal quarter of the Borrower, interim unaudited consolidated financial statements of the Borrower, consisting of a balance sheet as of the end of such quarter and statements of income and cash flow, certified as true and correct by the Borrower’s chief financial officer as having been prepared in accordance with GAAP consistently applied;

(c)         upon each submission of the financial statements required by (a) and (b) above, a compliance certificate signed by the chief financial officer of the Borrower substantially in the form attached hereto as Exhibit A (a “Compliance Certificate”), certifying that he has reviewed this Agreement and to the best of his knowledge no Default or Event of Default has occurred, or if such Default or Event of Default has occurred, specifying the nature and extent thereof, that all financial covenants in this Agreement have been met, and providing a computation of all financial covenants contained herein;

(d)         such other financial information or other information concerning the Borrower and/or any Guarantor as the Agent and/or the Lenders may reasonably request from time to time;

(e)         in addition, the Borrower may deliver information required to be delivered pursuant to Sections 12.1 (a) and (b) by posting any such information to the Borrower’s internet website (as of the Agreement date, www.lhcgroup.com).  Any such information provided in such manner shall only be deemed to have been delivered to the Agent or a Lender (i) on the date on which the Agent or such Lender, as applicable, receives notice from the Borrower that such information has been posted to the Borrower’s internet website and (ii) only if such information is publicly available without charge on such website.  If for any reason, the Agent or a Lender either did not receive such notice or after reasonable efforts was unable to access such website, then the Agent or such Lender, as applicable, shall not be deemed to have received such information.  In addition to any manner permitted by Section 12.1, the Borrower may notify the Agent or a Lender that information has been posted to such a website by causing an e-mail notification to be sent to an e-mail address specified from time to time by the Agent or such Lender, as applicable; and

(f)         notwithstanding anything in this Section to the contrary (i) the Borrower shall deliver paper copies of information required pursuant to Sections 12.1(a) and (b) to the Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given to the Borrower by the Agent or such Lender and (ii) in every instance the Borrower shall be required to provide to the Agent a paper original of the Compliance Certificate required by Section 12.1(c).

Section 12.2.  Notice of Default; Litigation; ERISA Matters.  The Borrower will give written notice to the Agent as soon as reasonably possible and in no event more than five (5) Business Days of (i) the occurrence of any Default or Event of Default hereunder of which it has knowledge, (ii) the filing of any actions, suits or proceedings against the Borrower in any court or before any governmental authority or tribunal of which it has knowledge, which could reasonably be expected to cause a Material Adverse Effect with respect to the Borrower, (iii) the occurrence of a reportable event under, or the institution of steps by the Borrower to withdraw from, or the institution of any steps to terminate, any employee pension plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standard under Section 412 of the Internal Revenue Code as to which the Borrower may have liability in excess of $100,000.00, or (iv) the occurrence of any other action, event or condition of any nature of which it has knowledge which could reasonably be expected to cause, or lead to, or result in, any Material Adverse Effect to the Borrower.

Section 12.3.  Maintenance of Existence, Properties and Liens.  The Borrower will (i) continue to engage in its existing business operations and other business activities reasonably related to thereto; (ii) maintain its existence and good standing in each jurisdiction where the failure to qualify would have a Material Adverse Effect; (iii) keep and maintain all franchises, licenses and properties necessary in the conduct of its business in good order and condition, except to the extent the failure to do so could not reasonably be expected to cause a Material Adverse Effect; and (iv) duly observe and conform to all material requirements of any governmental authorities relative to the conduct of its business or the operation of its properties or assets, except to the extent the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

Section 12.4.  Taxes.  The Borrower shall pay or cause to be paid when due, all taxes, local and special assessments, and governmental charges of every type and description, that may from time to time be imposed, assessed and levied against its properties.  The Borrower further agrees to furnish the Agent with evidence that such taxes, assessments, and governmental charges due by the Borrower have been paid in full and in a timely manner, if such data is requested by the Agent.  Notwithstanding the foregoing, the Borrower may withhold any such taxes, local and special assessments, and governmental charges or elect to contest any lien if the Borrower is in good faith conducting an appropriate proceeding to contest the obligation to pay.

Section 12.5.  Compliance with Environmental Laws.  The Borrower and each Guarantor shall comply with and shall use reasonable commercial efforts to cause all of its employees, or agents (while such Persons are acting within the scope of their relationship with the Borrower) to (i) comply with all Environmental Laws with respect to the disposal of Hazardous Materials, (ii) pay immediately when due the cost of removal of any such Hazardous Materials, and (iii) keep the Borrower’s and each Guarantor’s properties free of any lien imposed pursuant to any Environmental Laws, provided that no breach of this Section 12.5 shall occur if (a) the same is discharged within thirty (30) days after the Borrower or such Guarantor is notified of non-compliance or an appeal or appropriate proceedings for review thereof is taken within such period and Borrower or such Guarantor is not obligated to comply pending such appeal or other appropriate proceedings or (b) failure to do so could not reasonably be expected to have a Material Adverse Effect.

The Borrower shall give notice to the Agent as soon as reasonably possible and in no event more than five (5) days after Borrower (or any Guarantor) receives any compliance orders, environmental citations, or other notices from any Governmental Authority relating to any Environmental Liabilities relating to its properties which may reasonably be expected to result in an Event of Default; the Borrower agrees to take any and all reasonable steps, and to perform any and all reasonable actions necessary or appropriate to promptly comply with any such compliance orders, environmental citations, or other notices from any Governmental Authority relating to any Environmental Liabilities requiring the Borrower (or any Guarantor) to remove, treat or dispose of such Hazardous Materials, and, upon Agent’s request, to provide the Agent with satisfactory evidence of such compliance with any claim in excess of $500,000; provided, however, that nothing contained herein shall preclude the Borrower from contesting any such compliance orders, environmental citations, or other notices from any Governmental Authority relating to any Environmental Liabilities if such contest is made in good faith, appropriate reserves are established for the payment for the cost of compliance therewith.

Regardless of whether any Event of Default hereunder shall have occurred and be continuing, the Borrower and each Guarantor agrees to defend, indemnify and hold harmless the Agent and the Lenders from any and all liabilities (including strict liability), actions, demands, penalties, losses, costs or expenses (including, without limitation, reasonable attorneys’ fees and remedial costs), suits, administrative orders, agency demand letters, costs of any settlement or judgment and claims of any and every kind whatsoever which may now or in the future (whether before or after the termination of this Agreement) be paid, incurred, or suffered by, or asserted against the Agent and/or the Lenders by any person or entity or governmental agency for, with respect to, or as a direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, or release from or onto the property of the Borrower (or any Guarantor) of any Hazardous Materials, regulated by any Environmental Laws, contamination resulting therefrom, or arising out of, or  resulting from, the environmental condition of such property or the applicability of any Environmental Laws relating to hazardous materials (including, without limitation, CERCLA or any so called federal, state or local “super fund” or “super lien” laws, statute, ordinance, code, rule, regulation, order or decree) regardless of whether or not caused by or within the control of the Lender (the costs and/or liabilities described above being hereinafter referred to as the “Environmental Liabilities”); provided, however, that the Borrower shall not be obligated to indemnify the Agent or any Lenders for any acts or omissions of the Agent or any Lenders in connection with matters described in this subsection to the extent arising from the gross negligence or willful misconduct of such Agent or Lender, as determined by a court of competent jurisdiction in a final, non-appealable judgment.  THE COVENANTS AND INDEMNITIES CONTAINED IN THIS SECTION 12.5 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT; AND, PROVIDED, HOWEVER, NO RELEASE, WAIVER, DEFENSE OR INDEMNITY SHALL BE AFFORDED UNDER THIS SECTION 12.5 IN RESPECT OF ANY PROPERTY FOR ANY OCCURRENCE ARISING FROM THE ACTS OR OMISSIONS OF THE AGENT AND/OR THE LENDERS OR THEIR AGENTS OR REPRESENTATIVES DURING THE PERIOD AFTER WHICH SUCH PERSON, ITS SUCCESSORS OR ASSIGNS, OR ITS AGENTS OR REPRESENTATIVES, SHALL HAVE OBTAINED OWNERSHIP, OPERATION OR POSSESSION OF SUCH PROPERTY (WHETHER BY FORECLOSURE OR DEED IN LIEU OF FORECLOSURE, AS MORTGAGEE-IN-POSSESSION OR OTHERWISE).  ANY CLAIMS UNDER THIS SECTION 12.5 SHALL BE SUBJECT TO SECTION 15.9.

Section 12.6.  Further Assurances.  The Borrower will, at any time and from time to time, execute and deliver such further instruments and take such further action as may reasonably be requested by the Agent, in order to cure any defects in the execution and delivery of, or to comply with or accomplish the covenants and agreements contained in this Agreement or the Collateral Documents.

Section 12.7.  Financial Covenants.  The Borrower shall comply with the following covenants and ratios:

(a)         Minimum Fixed Charge Coverage.  At the end of each fiscal quarter of the Borrower, its fixed charge coverage ratio shall be not less than 1.50 to 1.00.  The fixed charge coverage ratio shall be calculated as follows: EBITDA plus Borrower’s consolidated lease/rent expense minus consolidated unfinanced capital expenditures divided by Borrower’s consolidated prior period current maturities of long-term debt plus interest expense plus lease/rent expense plus cash taxes.  This covenant will be tested quarterly by Agent on a rolling four-quarters basis, commencing September 30, 2012.

(b)         Consolidated Net Worth.  At the end of each fiscal quarter of Borrower, its Consolidated Net Worth shall be not less than $250,000,000.00; provided, however, this Consolidated Net Worth requirement will increase by fifty percent (50%) of net income (if positive) for each subsequent quarter after the date of the Agreement.  This covenant will be tested by Agent on a quarterly basis, commencing September 30, 2012.

(c)         Leverage Ratio.  At the end of each fiscal quarter of the Borrower, its Leverage Ratio shall be not more than 2.00 to 1.00.  This covenant will be tested by Agent quarterly on a rolling four quarters basis commencing September 30, 2012.

Section 12.8.  Operations.  The Borrower and each Guarantor shall conduct its business affairs in a reasonable and prudent manner and in compliance with all applicable federal, state and municipal laws, ordinances, rules and regulations respecting its properties, charters, businesses and operations, including compliance with all minimum funding standards and other requirements of ERISA, and other laws applicable to any employee benefit plans which they may have, except to the extent the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

Section 12.9.  Change of Location.  The Borrower shall, within ten (10) Business Days prior to any change to the location of its chief executive office, notify the Agent in writing of such proposed change.

Section 12.10.  Employee Benefit Plans.  The Borrower will maintain each employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code benefit plan as to which it may have any liability, in material compliance with all applicable requirements of law and regulations; except to the extent the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

Section 12.11.  Deposit and Operating Accounts.  The Borrower will maintain and will cause each of the Guarantors and its Subsidiaries to maintain primary deposit and operating accounts with Capital One or such other Lender (or any one or more of them) acceptable to Borrower; provided, however, the target of an Acquisition will be allowed up to eighteen (18) months following such Acquisition to transfer accounts to Capital One or such other Lender (or any one or more of them) acceptable to Borrower.

Section 12.12.  Intentionally Omitted.

Section 12.13.  Insurance.  The Borrower agrees to provide the Agent with certificates or binders evidencing its insurance coverage on an annual basis, and, if requested by the Agent, the Borrower further agrees to promptly furnish the Agent with copies of all renewal notices and copies of receipts for paid premiums.  The Borrower shall provide the Agent with certificates or binders evidencing insurance coverage pursuant to all renewal or replacement policies of insurance no later than fifteen (15) days before any such existing policy or policies should expire.

Section 12.14.  Subsidiaries.  The Borrower agrees that any Subsidiary of the Borrower formed or acquired by or on behalf of the Borrower after the date of this Agreement that is not an Excluded Subsidiary of the Borrower shall join the Guaranty not later than the next succeeding date on which the Borrower delivers its Compliance Certificate pursuant to Section 12.1(c) of this Agreement, and Borrower shall deliver to the Agent on such date (i) notice of such Acquisition or formation, as the case may be, and (ii) to the extent such acquired or formed Subsidiary is not an Excluded Subsidiary, a duly executed joinder agreement to the Guaranty substantially in the form of Exhibit D attached hereto, operating agreement (or similar document), certificate of formation (or similar document), resolutions of the governing body of such Subsidiary approving the guaranty and related transactions and good standing certificate.

Section 12.15.  Collateral Documents.  The Borrower agrees to grant (and/or cause its Subsidiaries to grant) to Agent for the Pro Rata benefit of the Lenders perfected first priority security interests and mortgage liens on properties and assets of Borrower and its Subsidiaries if an Event of Default occurs pursuant to the Borrower’s noncompliance with Section 12.7 above and such Event of Default continues beyond the expiration of its applicable cure period or is not otherwise waived in accordance with the terms of this Agreement.

Section 12.16.  Intentionally Omitted.

Section 12.17.  Excluded Subsidiaries. The Borrower agrees to use commercially reasonable efforts to obtain and deliver to the Agent an executed joinder to the Guaranty by each non-wholly owned Subsidiary of Borrower, and the Subsidiary of Borrower that owns an interest in such Subsidiary must execute and deliver to the Agent a joinder to the Pledge Agreement (and deliver in pledge to the Agent the certificates evidencing such interests); provided, further, the parties agree that (i) the Excluded Subsidiaries are not required to execute the Guaranty; and (ii) the Subsidiaries that have equity interests in the Excluded Subsidiaries are not required to pledge such interests pursuant to the Pledge Agreement.  The Borrower further agrees that for Subsidiaries formed or acquired after the date of this Agreement, it shall use its best efforts to cause the governing documents of each such non-wholly owned Subsidiary of Borrower to permit expressly the joinder to Pledge Agreement by Borrower or the

Subsidiary of Borrower that owns an interest in an Excluded Subsidiary limited only to the interests owned by Borrower or such Subsidiary of Borrower.

Section 12.18  Post-Closing Obligations. The Borrower shall cause the conditions set forth on Schedule 12.18 hereto to be satisfied in full, on or before the date specified for such conditions, time being of the essence, in a manner satisfactory, in form and substance as applicable, to Agent in its sole discretion.

ARTICLE XIII

NEGATIVE COVENANTS

The Borrower covenants and agrees as follows:

Section 13.1.  Limitations on Fundamental Changes.  Without the prior written consent of the Agent, the Borrower shall not form any Subsidiary that does not become a Guarantor (except for Excluded Subsidiaries), nor shall the Borrower consummate any transaction of merger or consolidation unless the Borrower is the surviving entity, or liquidate or dissolve itself (or suffer any liquidation or dissolution).

Section 13.2.  Disposition of Assets.  Without first obtaining the prior written consent of the Agent, the Borrower shall not, and shall not permit any Guarantor to, Dispose of any of its respective property or assets except for the following:

(a)         Dispositions of property or assets in the ordinary course of business;

(b)         Dispositions of obsolete, damaged, worn out or surplus property no longer used or useful in the business of the Borrower or such Guarantor;

(c)         Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Borrower or a Guarantor;

(d)         Dispositions of property or assets to the extent that the net cash proceeds received by the Borrower or a Guarantor are used within 180 days of receipt of such net cash proceeds to acquire property or assets to be used by the Borrower or such Guarantor in its business; and

(e)         The Borrower’s Subsidiaries may (i) enter into statutory conversions in any state of the United States; provided that the surviving entity of any conversion involving a Guarantor shall be a Subsidiary Guarantor or shall become a Guarantor and (ii) liquidate or dissolve itself (or suffer any liquidation or dissolution) if the Borrower determines that such Subsidiary is no longer useful to the business and operations of the Borrower; provided that such Subsidiary or Guarantor shall automatically be released from its obligations under all of the Loan Documents.

Section 13.3.  Intentionally Omitted.

Section 13.4.  Encumbrances; Negative Pledge.  The Borrower and Guarantor shall not directly or indirectly create, incur, assume or permit to exist any Encumbrances on any of its property and/or assets now owned or hereafter acquired, except for the following (hereinafter referred to as the “Permitted Encumbrances”):

(a)         Encumbrances for taxes, assessments, or other governmental charges not yet due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserves as shall be required by GAAP shall have been made therefor;

(b)         Encumbrances of landlords, vendors, carriers, warehousemen, mechanics, laborers, materialmen and other Encumbrances arising by law in the ordinary course of business for sums either not yet due or being contested in  good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor;

(c)         Inchoate liens arising under ERISA to secure the contingent liabilities, if any, permitted by this Agreement;

(d)         Encumbrances in favor of the Agent and/or the Lenders to secure the Indebtedness;

(e)         Encumbrances existing on the date hereof and set forth in Schedule 13.4, and any renewals, replacements or extensions thereof, provided that the amount secured or benefited thereby is not increased;

 (f)         Pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(g)         Deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h)         Zoning restrictions, easements, licenses, covenants, conditions, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business and minor irregularities of title that, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(i)         Deposits, encumbrances or pledges to secure payments of workmen’s compensation and other payments, public liability, unemployment and other insurance, old-age pensions or other social security obligations, or the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business;

(j)        Any Encumbrance securing Purchase Money Indebtedness permitted under Section 13.5(e), provided that, (i) such security interest is incurred, and the Debt secured thereby is created, within 180 days after the acquisition (or completion of construction) of the property or assets subject thereto, (ii) the Debt secured thereby does not include any other Debt that is not from the same financing source, and (iii) such security interest do not apply to any other property or assets of the Borrower or any Subsidiary except any such property or assets which are the subject of any Encumbrance securing Debt from such financing source;

(k)        Encumbrances arising out of judgments or awards in respect of which the Borrower (or any Guarantor) shall in good faith be prosecuting an appeal or proceedings for review and in respect of which it shall have secured a subsisting stay of execution pending such appeal or proceedings for review, provided the Borrower shall have set aside on its books adequate reserves, in accordance with GAAP, with respect to such judgment or award;

(l)        Encumbrances on the property or assets of any Person existing at the time such Person becomes a Subsidiary of the Borrower and not incurred as a result of (or in connection with or in anticipation of) such Person’s becoming a Subsidiary of the Borrower, provided that such Encumbrances do not extend to or cover any property or assets of the Borrower or any of its Subsidiaries other than the property or assets encumbered at the time such Person becomes a Subsidiary of the Borrower, and provided, further, that such Encumbrances do not secure any Debt or other obligation not permitted under this Agreement;

(m)        Mortgage by Borrower in favor of American Bank & Trust Company as collateral for the $1,500,000.00 real estate construction loan that is referenced in Section 13.5(f) below, which mortgage will affect Borrower’s immovable property in Opelousas, Louisiana; and

(n)        Encumbrances on any property or assets leased in the ordinary course of business by the Borrower or any Guarantor in favor of the lessor of such property or assets.

Section 13.5.  Debts.  The Borrower and the Guarantor, without the prior written consent of the Required Lenders, shall not incur, create, assume or in any manner become or be liable in respect of any Debt, except for:

(a)         The Indebtedness;

(b)         Debt existing as of the date of this Agreement as set forth in Schedule 13.5, and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Debt is not increased at the time of such refinancing, refunding, replacement, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder;

 (c)         Debt arising under any performance bond, or letter of credit obtained for similar purposes, or any reimbursement obligations in respect thereof, entered into in the ordinary course of business;

(d)         Debt of the Borrower to any Subsidiary and Debt of any Subsidiary of the Borrower to the Borrower or any other Subsidiary;

(e)         (i) Purchase Money Indebtedness subject to a maximum aggregate principal amount at any time outstanding not in excess of $2,500,000.00; (ii) additional unsecured Debt subject to a maximum aggregate principal amount at any time outstanding not in excess of $5,000,000.00; and (iii) Debt of any Person that becomes a Subsidiary after the date hereof; provided, that such Debt exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary subject to a maximum aggregate principal amount at any time outstanding not in excess of $500,000.00; and

(f)         Construction loan in the aggregate principal amount of $1,500,000.00 extended by American Bank & Trust Company to Borrower for construction of a building in Opelousas, Louisiana, which loan will be secured by the mortgage referenced in Section 13.4(m) above.

Section 13.6.  Investments, Loans and Revolving Loans.  Without first obtaining the prior written consent of the Agent (or the Required Lenders in the case of the immediately following clause (h)), the Borrower shall not, and shall not permit any Guarantor to, make or permit to remain outstanding any loans or advances to, or make investments or acquire an equity interest in any Person, except for the following:

(a)         Permitted Investments;

(b)         Investments in existence on the date hereof and set forth on Schedule 13.6;

(c)         Investments in the Borrower or any other Subsidiary;

(d)        loans or advances to employees in the ordinary course of business in an aggregate amount to any single employee not in excess of $75,000 (or, if and to the extent such loans or advances shall be used by such employee for relocation expenses, $100,000) and in an aggregate amount for all employees of the Borrower and the Subsidiaries not in excess of $1,000,000 at any one time outstanding;

(e)        Trade credit and accounts arising in the ordinary course of business;

(f)         Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(g)        Investments made as a result of the receipt of non-cash consideration from an asset sale not prohibited by this Agreement;

(h)        Investments made in connection with any acquisition by the Borrower or a Subsidiary of stock or other equity interests (other than directors’ qualifying shares) in, all or substantially all the assets of, or all or substantially all the assets constituting a division or line of business of, a Person; provided, however, if the aggregate consideration for such Acquisition is $20,000,000.00 or more (stock and/or cash consideration), (a) the Borrower shall have given the Agent notice of such Acquisition at least seven (7) Business Days prior to the consummation of such Acquisition, together with delivery to Agent of all pertinent information regarding the Acquisition, including a certificate of a duly authorized officer of Borrower certifying (i) the combined statements of Borrower and the target of such Acquisition as of the last quarter end, (ii) the combined covenant calculations as of the last quarter end of Borrower and the target of such Acquisition, (iii) the combined post-acquisition financial projections for the next four (4) fiscal quarters, (iv) the memorandum detailing key reasons for the proposed Acquisition, including financial and demographics, (v) that immediately prior to and after giving effect to the Acquisition, the Borrower is in compliance with all covenants, representations and warranties of this Agreement, (vi) that no Default or Event of Default has occurred and is continuing or will result from the making of the Acquisition and (vii) any additional information specific to the proposed Acquisition deemed necessary by the Agent and the Lenders in their sole discretion; and (b) the Agent (on behalf of the Required Lenders) shall have given its prior consent to such Acquisition (which consent shall not be unreasonably withheld or delayed) at least two (2) Business Days prior to consummation of such Acquisition;

(i)        other Investments in an amount not to exceed $7,000,000.00 in the aggregate at any time outstanding;

(j)        Acquisitions for which the total consideration to be paid by Borrower for any such individual Acquisition is less than $20,000,000.00;

(k)        Acquisitions closed while the Line of Credit is unfunded; and

(l)        Acquisitions funded with cash on hand or securities of the Borrower.

Section 13.7.  Intentionally Omitted.

Section 13.8.  Transactions with Affiliates.  Except as set forth on Schedule 13.8 attached hereto, the Borrower shall not sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its affiliates unless such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as the case may be, than those that could be obtained at the time of such transaction on an arm’s-length basis from a Person who is not an affiliate.

Section 13.9.  Stock Repurchases.  The Borrower shall not, without the prior written consent of the Required Lenders, repurchase more than $50,000,000.00 of its outstanding stock.

ARTICLE XIV

EVENTS OF DEFAULT

Section 14.1.  Events of Default.  The occurrence of any one or more of the following shall constitute an Event of Default:

(a)           Default under the Indebtedness.  Should the Borrower default in the payment of principal under the Indebtedness of the Borrower to the Lenders, or should the Borrower default in the payment of interest under the Indebtedness of the Borrower to the Lender within ten (10) days after any such interest payment is due.

(b)           Default under this Agreement.  Should the Borrower or any Guarantor violate or fail to comply fully with any of the terms and conditions of, or default under, this Agreement, and such default not be cured within forty-five (45) days of the occurrence thereof (provided, however, that no cure period shall be available for a default in the obligation to maintain insurance coverages required hereby).

(c)           Default Under Other Agreements.  Should any event of default occur or exist under any of the Loan Documents (excluding an Event of Default described in (a) or (b) above) or should the Borrower and/or the Guarantor violate, or fail to comply fully with, any terms and conditions of any of the Collateral Documents or Loan Documents (excluding an Event of Default described in (a) or (b) above), and such default not be cured within forty-five (45) days of the occurrence thereof.

(d)           Default in Favor of Third Parties.  Should the Borrower or the Guarantor (i) fail to pay Debt having a principal amount in excess of $1,000,000.00 the aggregate (other than the Indebtedness), or any interest or premium thereon, when due (or, if permitted by the terms of the relevant document, within any applicable grace period), whether such Debt shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise; or (ii) fail to perform any term, covenant or condition on its part to be performed under any agreement or instrument evidencing, securing or relating to Debt (other than the Indebtedness) having a principal amount in excess of $1,000,000.00 the aggregate, when required to be performed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure is to accelerate, or to permit the holder or holders of such Debt to accelerate, the maturity of such Debt.

(e)           Insolvency.  The following occurrences shall constitute an Event of Default hereunder:

(i)         Filing by the Borrower and/or any Guarantor having assets of $1,000,000.00 or more of a voluntary petition or any answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under any applicable bankruptcy act or law, or under any other insolvency act or law, now or hereafter existing, or any action by the Borrower and/or such Guarantor consenting to, approving of, or acquiescing in, any such petition or proceeding; the application by the Borrower and/or such Guarantor for, or the appointment by consent or acquiescence of, a receiver or trustee of the Borrower and/or such Guarantor for all or a substantial part of the property of the Borrower and/or such Guarantor; the making by the Borrower and/or such Guarantor, of an assignment for the benefit of creditors; the inability of the Borrower and/or any Guarantor having assets of $1,000,000.00 or more or the admission by the Borrower and/or such Guarantor in writing, of its inability to pay its debts as they mature (the term “acquiescence” means the failure to file a petition or motion in opposition to such petition or proceeding or to vacate or discharge any order, judgment or decree providing for such appointment within sixty (60) days after the appointment of a receiver or trustee); or

(ii)         Filing of an involuntary petition against the Borrower and/or any Guarantor having assets of $1,000,000.00 or more in bankruptcy or seeking reorganization, arrangement, readjustment of its  debts or for any other relief under any applicable bankruptcy act or law, or under any other insolvency act or law, now or hereafter existing and such petition remains undismissed or unanswered for a period of sixty (60) days from such filing; or the involuntary appointment of a receiver or trustee of the Borrower and/or such Guarantor for all or a substantial part of the property of the Borrower and/or such Guarantor and such appointment remains unvacated or unopposed for a period of sixty (60) days from such appointment, execution or similar process against any substantial part of the property of the Borrower and/or such Guarantor and such warrant remains unbonded or undismissed for a period of sixty (60) days from notice to the Borrower or such Guarantor of its issuance.

(f)           Dissolution Proceedings.  Should proceedings for the dissolution or appointment of a liquidator of the Borrower and/or any Guarantor having assets of $1,000,000.00 or more be commenced.

(g)           False Statements.  Should any representation or warranty of the Borrower made by the Borrower to the Agent and/or the Lenders in this Agreement or any other Loan Document or in any certificate or statement furnished thereunder prove to be incorrect or misleading in any material respect when made or reaffirmed.

(h)           ERISA.   Should Borrower or any Subsidiary fail to pay when due any material amount which it shall have become liable to pay to the Pension Benefit Guaranty Corporation (“PBGC”) or to an employee benefit pension plan under Title IV of ERISA; or notice of intent to terminate an employee benefit plan shall be filed under Title IV of ERISA by Borrower or any Subsidiary; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such employee benefit plan to enforce Section 515 or 42(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such employee benefit plan must be terminated.

(i)           Judgments.   One or more judgments in an aggregate amount in excess of $1,000,000.00 shall be rendered against Borrower that is not fully covered by insurance, and such judgment(s) shall continue unsatisfied and unstayed for a period of 30 days unless such judgment is being properly contested in good faith by Borrower.

Upon the occurrence of an Event of Default, the Line of Credit Loan Commitment will, at the option of the Lenders, either terminate or be suspended (including any obligation to make any further Revolving Loans and/or issue Letters of Credit), and, at the Lenders’ option, the Notes and all Indebtedness of the Borrower will become immediately due and payable, all without notice of any kind to the Borrower, except that in the case of type described in the “Insolvency” subsection above, such acceleration shall be automatic and not optional.  For any other Event of Default, the Agent, upon request of the Required Lenders, shall by notice to Borrower declare the principal of, and all interest then accrued on, the Notes and any other liabilities hereunder to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which Borrower and each Guarantor hereby expressly waive, anything contained herein or in the Notes to the contrary notwithstanding.  Upon the occurrence of an Event of Default and upon the request of the Required Lenders, the Agent shall exercise any and all rights and remedies under the Loan Documents, or any of them, granted to Agent hereunder or granted to Agent at law or in equity, including, without limitation, foreclosure of the Collateral.  Nothing contained in this Article XIV shall be construed to limit or amend in any way the

Events of Default enumerated in the Notes or any other Loan Document, or any other document executed in connection with the transaction contemplated herein.

Upon the occurrence and during the continuance of any Event of Default, the Lenders are hereby authorized at any time and from time to time, without notice (other than such notice as provided below) to Borrower or Guarantor (any such notice being expressly waived by Borrower and Guarantor), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by any of the Lenders to or for the credit or the account of Borrower against any and all of the indebtedness of Borrower under the Notes and the Loan Documents, including this Agreement, irrespective of whether or not the Lenders shall have made any demand under the Loan Documents, including this Agreement or the Notes and although such indebtedness may be unmatured.  Any amount set-off by the Lenders shall be applied against the indebtedness owed the Lenders by Borrower pursuant to this Agreement and the Notes.  The Lenders agree promptly to notify Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Lenders under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lenders may have.

Section 14.2.  Waivers.  Except as otherwise provided for in this Agreement and by applicable law, the Borrower and the Guarantor waive to the extent permitted by applicable law (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by the Agent for the benefit of the Lenders on which the Borrower and the Guarantor may in any way be liable and hereby ratify and confirm whatever the Agent and/or the Lenders may do in this regard, (ii) all rights to notice and a hearing prior to the Agent’s taking possession or control of, or to the Agent’s replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing the Agent to exercise any of its remedies, and (iii) the benefit of all valuation, appraisal and exemption laws.  The Borrower and the Guarantor acknowledge that they have been advised by counsel of their choice with respect to this Agreement, the other Collateral Documents, and the transactions evidenced by this Agreement and other Collateral Documents.

Section 14.3  After Event of Default; Collections.  Upon the occurrence and during the continuance of an Event of Default, payments made under this Agreement upon the occurrence and during the continuance of an Event of Default (which has not been waived), all payments and other amounts collected or received by the Agent or any Lender on account of the Indebtedness (whether in an insolvency or bankruptcy case or proceeding or otherwise) or any other amounts received in respect of the Collateral shall be applied to the Indebtedness in the following order:

(i)         to the Agent, in payment of fees and expenses accrued and outstanding (including without limitation reasonable attorneys’ fees and expenses) incurred in enforcing rights of the Agent and Lenders under the Loan Documents and to any advances by the Agent in payment of same;

(ii)         to the  Agent (for the ratable benefit of the Lenders) in payment of fees, expenses and late charges accrued and outstanding on the respective Indebtedness;

(iii)         to the Agent (for the ratable benefit of the Lenders) in payment of interest accrued and outstanding on all of the Indebtedness (including interest payable on Rate Management Transactions);

(iv)         to the Agent (for the ratable benefit of the Lenders) in payment of, on a pari passu basis (A) principal outstanding on the Loans; and (B) payment or cash collateralization of 105% of the amounts outstanding on Letters of Credit;

(v)         to the Agent (for the ratable benefit of the Lenders) in payment of on a pari passu basis any settlement or breakage amounts due on Rate Management Transactions;

(vi)         all other Indebtedness;

(vii)         to the Lenders in payment of other fees and expenses accrued and outstanding (including reasonable attorneys’ fees and expenses incurred in enforcing their rights under the Loan Documents) and to any advances by the Lenders in payment of same; and

(viii)         any remaining amounts to the Persons entitled thereto, including the Borrower;

provided, that notwithstanding the foregoing, and subject to the provisions of Section 3.1.7, any amounts of principal payable on the Loans due to a Defaulting Lender following the occurrence and continuance of an Event of Default shall be paid to the Agent as security for, or repayment of, any amounts due by the Defaulting Lender to the Agent on the Swing Line, Letters of Credit and/or Rate Management Transactions.

ARTICLE XV

THE AGENT AND THE LENDERS

Section 15.1.  Appointment and Authorization.  Each Lender hereby appoints Agent as its nominee and agent, in its name and on its behalf: (i) to act as nominee for and on behalf of such Lender in and under all Loan Documents; (ii) to arrange the means whereby the funds of Lenders are to be made available to Borrower under the Loan Documents; (iii) to take such action as may be requested by any Lender under the Loan Documents (when such Lender is entitled to make such request under the Loan Documents); (iv) to receive all documents and items to be furnished to Lenders under the Loan Documents; (v) to be the secured party, mortgagee, beneficiary, and similar party in respect of, and to receive, as the case may be, any collateral for the benefit of Lenders; (vi) to promptly distribute to each Lender all material information, requests, documents and items received from Borrower under the Loan Documents; (vii) to promptly distribute to each Lender such Lender’s Pro Rata Part of each payment or prepayment (whether voluntary, as proceeds of insurance thereon, or otherwise) in accordance with the terms of the Loan Documents and (viii) to deliver to the appropriate Persons requests, demands, approvals and consents received from Lenders.  Each Lender hereby authorizes Agent to take all actions and to exercise such powers under the Loan Documents as are specifically delegated to such Agent by the terms hereof or thereof, together with all other powers reasonably incidental thereto.  With respect to its commitments hereunder and the Notes issued to it, Agent and any successor Agent shall have the same rights under the Loan Documents as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include  Agent and any successor Agent in its capacity as a Lender.  Agent and any successor Agent and its affiliates may accept deposits from, lend money to, act as trustee under indentures of and generally engage in any kind of business with Borrower, and any Person which may do business with Borrower, all as if Agent and any successor Agent were not Agent hereunder and without any duty to account therefor to the Lenders except where the actions of Borrower in connection therewith would constitute a Default or Event of Default under this Agreement or any other Loan Document; provided that, if any payments in respect of any property (or the proceeds thereof) now or hereafter in the possession or control of Agent which may be or become security for the obligations of Borrower arising under the Loan Documents by reason of the general description of indebtedness secured or of property contained in any other agreements, documents or instruments related to any such other business shall be applied to reduction of the obligations of Borrower arising under the Loan Documents, then each Lender shall be entitled to share in such application according to its Pro Rata part thereof.  Each Lender, upon request of any other Lender, shall disclose to all other Lenders all indebtedness and liabilities, direct and contingent, of Borrower to such Lender as of the time of such request.

Section 15.2.  Intentionally Omitted.

Section 15.3.  Consultation with Counsel.  Lenders agree that Agent may consult with legal counsel selected by Agent and shall not be liable for any action taken or suffered in good faith by it in accordance with and in reliance upon the advice of such counsel.

Section 15.4.  Documents.  Agent shall not be under a duty to examine or pass upon the validity, effectiveness, enforceability, genuineness or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto or in connection therewith, and Agent shall be entitled to assume that the same are valid, effective, enforceable and genuine and what they purport to be.

Section 15.5.  Resignation or Removal of Agent.  Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving written notice thereof to Lenders and Borrower, and Agent may be removed at any time with or without cause by Lenders.  If no successor Agent has been so appointed by Lenders (and approved by Borrower) and has accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation or removal of the retiring Agent, then the retiring Agent may, on behalf of Lenders, appoint a successor Agent.  Any successor Agent must be approved by Borrower, which approval will not be unreasonably withheld.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder from and after the date on which the successor Agent accepts its appointment.  After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article XV shall continue in effect for its benefit in respect to any actions taken or omitted to be taken by it while it was acting as Agent.

Section 15.6.  Responsibility of Agent.  It is expressly understood and agreed that the obligations of Agent under the Loan Documents are only those expressly set forth in the Loan Documents, or as may be imposed by applicable law,  and that Agent, as the case may be, shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless Agent, as the case may be, has actual knowledge of such fact or has received notice from a Lender or Borrower that such Lender or Borrower consider that a Default or an Event of Default has occurred and is continuing and specifying the nature thereof.  Neither Agent nor any of their directors, officers, attorneys or employees shall be liable for any action taken or omitted to be taken by them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct.  Agent shall incur no liability under or in respect of any of the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable.

Agent shall not be responsible to Lenders for any of Borrower’s or any Guarantor’s recitals, statements, representations or warranties contained in any of the Loan Documents, or in any certificate or other document referred to or provided for in, or received by any Lender under, the Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of or any of the Loan Documents or for any failure by Borrower or any Guarantor to perform any of their obligations hereunder or thereunder.  Agent may employ agents and attorneys-in-fact and shall not be answerable, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

The relationship between Agent and each Lender is only that of agent and principal and has no fiduciary aspects.  Nothing in the Loan Documents or elsewhere shall be construed to impose on Agent any duties or responsibilities other than those for which express provision is therein made.  In performing its duties and functions hereunder, Agent does not assume and shall not be deemed to have assumed, and hereby expressly disclaims, any obligation or responsibility toward or any relationship of agency or trust with or for Borrower or any of its beneficiaries or other creditors.  As to any matters not expressly provided for by the Loan Documents, Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of all Lenders and such instructions shall be binding upon all Lenders and all holders of the Notes; provided, however, that Agent shall not be required to take any action which is contrary to the Loan Documents or applicable law.

Agent shall have the right to exercise or refrain from exercising, without notice or liability to the Lenders (except as otherwise provided for in this Agreement or by applicable law), any and all rights afforded to Agent, as the case may be, by the Loan Documents or which Agent may have as a matter of law; provided, however, Agent shall not, without the consent of Lenders, take any other action with regard to amending the Loan Documents, waiving any default under the Loan Documents or taking any other action with respect to the Loan Documents which requires consent of the Required Lenders.  Agent may, without the consent of the Required Lenders, release any Guaranty or any Collateral so long as the terms of such release are provided for in the Loan Documents and complied with by the Borrower or Guarantor, as applicable.  Provided further, however, that no amendment, waiver, or other action shall be effected pursuant to the preceding sentence without the consent of all Lenders which: (i) would increase the Commitment amount of any Lender, (ii) would reduce any fees hereunder, or the principal of, or the interest on, any Lender’s Notes, (iii) would postpone any date fixed for any payment of any fees hereunder, or any principal or interest of any Lender’s Notes, (iv) would increase any Lender’s obligations hereunder or would materially alter Agent’s obligations to any Lender hereunder, (v) would release Borrower from its obligation to pay any Lender’s Notes, (vi) would release any Guaranty or any Collateral  other than as permitted under any of the Loan Documents, (vii) would change the definition of Required Lenders, (viii) would change the provisions of Section 3.1.5 hereof concerning the ratable sharing of payments by the Lenders, or (ix) would amend this sentence; provided that the consent of any Defaulting Lender shall not be required with respect to any change described in (viii) above.  For purposes of this paragraph, a Lender shall be deemed to have denied its consent to any such action by Agent upon the passage of ten (10) Business Days after written notice thereof is given to such Lender in accordance with Section 16.2. hereof, unless such Lender shall have previously given Agent notice, complying with the provision of Section 16.2 hereof, to the contrary.  Agent shall not have liability to Lenders for failure or delay in exercising any right or power possessed by Agent pursuant to the Loan Documents or otherwise unless such failure or delay is caused by the gross negligence of the Agent.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms  requires the consent of all Lenders may be effected with the consent of all Lenders other than Defaulting Lenders), except that (i) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender and (ii) any amendment, waiver or consent requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 15.7.  Independent Investigation.  Each Lender severally represents and warrants to Agent that it has made its own independent investigation and assessment of the financial condition and affairs of Borrower in connection with the making and continuation of its participation hereunder and has not relied exclusively on any information provided to such Lender by Agent in connection herewith, and each Lender represents, warrants and undertakes to Agent that it shall continue to make its own independent appraisal of the credit worthiness of Borrower while the Notes are outstanding or its commitments hereunder are in force.  Agent shall not be required to keep itself informed as to the performance or observance by Borrower of this Agreement or any other document referred to or provided for herein or to inspect the properties or books of Borrower.  Other than as provided in this Agreement or any other Loan Document, Agent shall not have any duty, responsibility or liability to provide any Lender with any credit or other information concerning the affairs, financial condition or business of Borrower which may come into the possession of Agent.

Section 15.8.  Indemnification.  Lenders agree to indemnify Agent, ratably according to their respective Line of Credit Loan Commitment on a Pro Rata basis, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any proper and reasonable kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by Agent under the Loan Documents, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct.  Each Lender shall be entitled to be reimbursed by the Agent for any amount such Lender paid to Agent under this Section 15.8 to the extent the Agent has been reimbursed for such payments by Borrower or any other Person.  The parties intend for the provisions of this Section to apply to and protect the Agent from the consequences of any liability including strict liability imposed or threatened to be imposed on Agent as well as from the consequences of its own negligence, whether or not that negligence is the sole, contributing or concurring cause of any such liability excluding, however, gross negligence of Agent.

Section 15.9.  Benefit of Article XV.  Except as provided in Section 15.5, the agreements contained in this Article XV are solely for the benefit of Agent and the Lenders and are not for the benefit of, or to be relied upon by, Borrower, any affiliate of Borrower or any other person and shall not create any third-party beneficiary rights in favor of any Person other than the Agent and the Lenders.

Section 15.10.  Pro Rata Treatment.  Subject to the provisions of this Agreement, each payment (including each prepayment) by Borrower or any Guarantor and collection by Lenders (including offsets) on account of the principal of and interest on the Notes and fees provided for in this Agreement, payable by Borrower or any Guarantor shall be made Pro Rata; provided, however, in the event that any Defaulting Lender shall have failed to make a Revolving Loan as contemplated in this Agreement hereof and Agent or another Lender or Lenders shall have made such Revolving Loan, payment received by Agent for the account of such Defaulting Lender(s) shall not be distributed to such Defaulting Lender(s) until such Revolving Loan(s) shall have been repaid in full to the Lender or Lenders who funded such Revolving Loan(s).

Section 15.11.  Intentionally Omitted.

Section 15.12.  Other Financings.  Without limiting the rights to which any Lender otherwise is or may become entitled, such Lender shall have no interest, by virtue of this Agreement or the Loan Documents, in (a) any present or future loans from, letters of credit issued by, or leasing or other financial transactions by, any other Lender to, on behalf of, or with Borrower or any Guarantor (collectively referred to herein as “Other Financings”) other than the obligations hereunder; (b) any present or future guarantees by or for the account of Borrower or any Guarantor which are not contemplated by the Loan Documents; (c) any present or future property taken as security for any such Other Financings to the extent not also security for the Loans; or (d) any property now or hereafter in the possession or control of any other Lender which may be or become security for the obligations of Borrower or any Guarantor arising under any loan document by reason of the general description of indebtedness secured or property contained in any other agreements, documents or instruments relating to any such Other Financings to the extent not also security for the Loans.

Section 15.13.  Interests of the Lenders.  Nothing in this Agreement shall be construed to create a partnership or joint venture between Lenders for any purpose.  Agent, Lenders and Borrower recognize that the respective obligations of Lenders under the Revolving Loan Commitments shall be several and not joint and that neither Agent, nor any of Lenders shall be responsible or liable to perform any of the obligations of the other Lenders under this Agreement.  Each Lender is deemed to be the owner of an undivided interest in and to all rights, titles, benefits and interests belonging and accruing to Agent under the Collateral Documents, including, without limitation, Liens and security interests in any Collateral, fees and payments of principal and interest by Borrower under the Revolving Loan Commitments on a Pro Rata basis.  Each Lender shall perform all duties and obligations of Lenders under this Agreement in the same proportion as its ownership interest in the Loans outstanding at the date of determination thereof.

Section 15.14.  Investments.  Whenever Agent in good faith determines that it is uncertain about how to distribute to Lenders any funds which it has received, or whenever Agent in good faith determines that there is any dispute among the Lenders about how such funds should be distributed, Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute.  If Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Agent is otherwise required to invest funds pending distribution to the  Lenders, Agent may invest such funds pending distribution (at the risk of Borrower).  All interest on any such investment shall be distributed upon the distribution of such investment and in the same proportions and to the same Persons as such investment.  All monies received by Agent for distribution to the Lenders (other than to the Person who is Agent in its separate capacity as a Lender) shall be held by the Agent pending such distribution solely as Agent for such Lenders, and Agent shall have no equitable title to any portion thereof.

ARTICLE XVI

MISCELLANEOUS

Section 16.1.  No Waiver; Modification in Writing.  No failure or delay on the part of the Agent and/or the Lenders in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  No amendment, modification or waiver of any provision of this Agreement or of the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing signed by or on behalf of the Agent and the Required Lenders (or all Lenders if their consent is required by Section 15.6 hereof) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 16.2.  Addresses for Notices.  All notices and communications provided for hereunder shall be in writing and, shall be mailed, by certified mail, return receipt requested, or delivered as set forth below unless any person named below shall notify the others in writing of another address, in which case notices and communications shall be mailed, by certified mail, return receipt requested, or delivered to such other address.

If to the Agent and the Lenders

c/o the Agent:

Capital One, National Association

Post Office Box 3847

Lafayette, LA 70502

Attn:  Grant Guillotte

If to the Lenders:

Capital One, National Association

Post Office Box 3847

Lafayette, LA 70502

Attn:  Grant Guillotte

JPMorgan Chase Bank, N.A.

600 Jefferson Street

Lafayette, LA 70501

Attn:  Angela Cole

Compass Bank

24 Greenway Suite 1616

Houston, TX  77046

Attn:  Jason Consoli

Whitney Bank

911 Lee Avenue

Lafayette, LA 70501

Attn:  Nicholas Richard

Regions Bank

315 Deaderick Street, 7th Floor

Nashville, TN  37238

Attn:  Gregory Ratliff

If to the Borrower or any Guarantor:

LHC Group, Inc.

420 West Pinhook Road

Suite A

Lafayette, LA 70503

Attn: General Counsel

With a copy of any notice of an Event of Default which is sent to Borrower also being sent contemporaneously therewith to:

Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P.

201 St. Charles Ave., Suite 5000

New Orleans, LA  70170

Attn: Amy Scafidel, Esq.

Section 16.3.  Fees and Expenses.  The Borrower agrees to pay all reasonable out of pocket fees, costs and expenses of the Agent actually incurred in connection with the preparation, execution and delivery of this Agreement, and all Loan Documents to be executed in connection herewith and subsequent modifications or amendments to any of the foregoing, including without limitation, the reasonable fees and disbursements of counsel to the Agent, and to pay all costs and expenses of the Agent and the Lenders actually incurred in connection with the enforcement of this Agreement, the Notes or the other Loan Documents, including reasonable legal fees and disbursements arising in connection therewith.  The Borrower also agrees to pay, and to save the Agent and the Lenders harmless from any delay in paying stamp and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of this Agreement, the Notes, the other Loan Documents, or any modification thereof.

Section 16.4.  Right of Set-off.  The Lenders shall have a right to set-off the obligations of the Borrower hereunder against, all funds which the Borrower may maintain on deposit with any Lender (with the exception of funds deposited in the Borrower’s accounts in trust for third parties or funds deposited in pension accounts, IRA’s, Keogh accounts and All Saver Certificates), and the Lenders shall have a lien upon and a security interest in all property of the Borrower in a Lender’s possession or control which shall secure the Indebtedness of the Borrower to the Lenders under this Agreement and the Notes.

Section 16.5.  Waiver of Marshaling.  The Borrower and the Guarantor shall not at any time hereafter assert any right under any law pertaining to marshaling (whether of assets or liens) and the Borrower and the Guarantor expressly agree that the Agent may execute or foreclose upon the Collateral in such order and manner as the Agent, in its sole discretion, deems appropriate.

Section 16.6.  Governing Law.  This Agreement and the Notes shall be deemed to be contracts made under the laws of the State of Louisiana and for all purposes shall be governed by and construed in accordance with the laws of said State.

Section 16.7.  Consent to Loan Participation.  The Borrower and the Guarantor agree and consent to any Lender’s sale or transfer, whether now or later, of one or more participation interests in the Indebtedness of the Borrower arising pursuant to this Agreement to one or more Purchasers, whether related or unrelated to the Lender; provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  Such Lender may provide, subject to the confidentiality requirements of Section 16.15, to any one or more Purchasers, or potential Purchasers, any information or knowledge such Lender may have about the Borrower, the Guarantor or about any other matter relating to such

Indebtedness; provided that such Purchaser or potential Purchaser also agrees to keep such information confidential.  The Borrower and the Guarantor also agree that the Purchasers of any such participation interest will be considered as the absolute owners of such interests in such Indebtedness.  In addition, any sale of a participation interest in the Indebtedness prior to the occurrence of an Event of Default will require the Borrower’s consent, which consent shall not be unreasonably withheld.  Any agreement or instrument pursuant to which a Lender sells such a participation interest shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Purchaser, agree to any amendment, waiver or other modification described in Section 15.6 that affects such Purchaser.

Section 16.8.  Intentionally Omitted.

Section 16.9.  Permitted Assignments.  Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents; provided that any such Purchaser shall not be a natural person, a Defaulting Lender, a competitor of the Borrower, or the Borrower or a Subsidiary of the Borrower.  Such assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto.  The Borrower shall, upon request of any Lender, advise such Lender as to whether the Borrower considers a proposed Purchaser to be a competitor.  Any such determination shall be made by the Borrower promptly and in good faith.  The consent of the Borrower (but not the Guarantor) and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an affiliate thereof; provided, however, that if an Event of Default has occurred and is continuing, the consent of the Borrower and/or the Guarantor shall not be required.  Such consent shall not be unreasonably withheld or delayed.  Each such assignment with respect to a Purchaser which is not a Lender or an affiliate thereof shall (unless each of the Borrower and the Agent otherwise consents) be in an amount not less than the lesser of (i) $5,000,000.00 or (ii) the remaining amount of the assigning Lender’s Commitment (calculated as at the date of such assignment) or outstanding Loans (if the applicable Commitment has been terminated).  Upon (i) delivery to the Agent of an assignment, together with any consents required by this Section, and (ii) payment of a $5,000 fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment.  The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA.  On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect such assignment.  Upon the consummation of any assignment to a Purchaser pursuant to this Section, the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

Section 16.10.  Indemnity.  (a) Subject to the limitations set forth in Section 12.5 as to matters addressed therein, the Borrower and the Guarantor agree to indemnify and hold harmless the Agent and the Lenders and their respective officers, employees, agents, attorneys and representatives (singularly, an “Indemnified Party”, and collectively, the “Indemnified Parties”) from and against any loss, cost, liability, damage or expense (including the reasonable fees and out-of-pocket expenses of counsel to the Agent and/or the Lenders, including all local counsel hired by such counsel) (“Claim”) incurred by the Agent and/or the Lenders in investigating or preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of any commenced or threatened litigation, administrative proceeding or investigation under any federal securities law, federal or state environmental law, or any other statute of any jurisdiction, or any regulation, or at common law or otherwise, to the extent arising out of or is based upon any acts, practices or omissions or alleged acts, practices or omissions of Borrower and the Guarantor, or its or their agents or arises in connection with the duties, obligations or performance of the Indemnified Parties in negotiating, preparing, executing, accepting, keeping, completing, countersigning, issuing, selling, delivering, releasing, assigning, handling, certifying, processing or receiving or taking any other action with respect to the Loan Documents and all documents, items and materials contemplated thereby even if any of the foregoing arises out of an Indemnified Party’s ordinary negligence; provided, however, that the Borrower and the Guarantor shall not be obligated to indemnify any Indemnified Party for (A) any acts or omissions of such Indemnified Party in connection with matters described in this subsection to the extent arising from the gross negligence or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment or (B) indemnified costs to the extent arising directly out of or resulting directly from claims of one or more Indemnified Parties against another Indemnified Party.  The indemnity set forth herein shall be in addition to any other obligations or liabilities of Borrower and the Guarantor to the Agent and/or the Lenders hereunder or at common law or otherwise, and shall survive any termination of this Agreement, the expiration of the Loans and the payment of all indebtedness of Borrower to the Lenders hereunder and under the Notes.  If any Claim is asserted against any Indemnified Party, the Indemnified Party shall endeavor to notify Borrower and the Guarantor of such Claim (but failure to do so shall not affect the indemnification herein made except to the extent of the actual harm caused by such failure).  The Indemnified Party shall have the right to employ, at Borrower’s expense, counsel of the Indemnified Parties’ choosing and to control the defense of the Claim.  The Borrower or Guarantor may at its/their own expense also participate in the defense of any Claim.  Each Indemnified Party may employ separate counsel in connection with any

Claim to the extent such Indemnified Party believes it reasonably prudent to protect such Indemnified Party.  The parties intend for the provisions of this Section to apply to and protect each Indemnified Party from the consequences of any liability including strict liability imposed or threatened to be imposed on Indemnified Party as well as from the consequences of its own negligence, whether or not that negligence is the sole, contributing, or concurring cause of any Claim.

(b)           No Indemnified Party may settle any claim to be indemnified without the consent of the indemnitor, such consent not to be unreasonably withheld; provided, that the indemnitor may not reasonably withhold consent to any settlement that an Indemnified Party proposes, if the indemnitor does not have the financial ability to pay all its obligations outstanding and asserted against the indemnitor at that time, including, without limitation, the maximum potential claims pending or to the knowledge of the indemnitee threatened against the Indemnified Party to be indemnified pursuant to this Section 16.10.

Section 16.11.  Maximum Interest Rate.  Regardless of any provisions contained in this Agreement or in any other documents and instruments referred to herein, the Lenders shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on the Notes any amount in excess of the Maximum Rate, and in the event Lenders ever receives, collects or applies as interest any such excess, of if an acceleration of the maturity of the Notes or if any prepayment by Borrower results in Borrower having paid any interest in excess of the Maximum Rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the Notes for which such excess was received, collected or applied, and, if the principal balance of the Notes are paid in full, any remaining excess shall forthwith be paid to Borrower.  All sums paid or agreed to be paid to the Lenders for the use, forbearance or detention of the indebtedness evidenced by the Notes and/or this Agreement shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the Maximum Rate.  In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate of interest permitted by law, Borrower and the Lenders shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium, rather than as interest; (ii) exclude voluntary prepayments and the effect thereof; and (iii) compare the total amount of interest contracted for, charged or received with the total amount of interest which could be contracted for, charged or received throughout the entire contemplated term of the Notes at the Maximum Rate.

Section 16.12.  Waiver of Jury Trial; Submission to Jurisdiction.  (a) THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THE BORROWER, THE GUARANTOR, THE AGENT AND THE LENDERS MAY BE PARTIES, ARISING OUT OF OR IN ANY WAY PERTAINING TO (i) THE NOTES, (ii) THIS AGREEMENT, (iii) THE COLLATERAL DOCUMENTS OR (iv) THE COLLATERAL.  IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING

CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT.  THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE BORROWER, THE AGENT AND THE LENDERS, AND THE BORROWER, THE AGENT, AND THE LENDERS HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT.  THE BORROWER, THE AGENT AND THE LENDERS EACH FURTHER REPRESENT THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

(b)           THE BORROWER HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF THE STATE COURTS OF LOUISIANA AND THE FEDERAL  COURTS IN LOUISIANA AND AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR BROUGHT TO ENFORCE THE PROVISIONS OF THE REVOLVING NOTES, THIS AGREEMENT AND/OR THE COLLATERAL DOCUMENTS MAY BE BROUGHT IN ANY COURT HAVING SUBJECT MATTER JURISDICTION.

Section 16.13.  Severability.  If a court of competent jurisdiction finds any provision of this Agreement to be invalid or unenforceable as to any person or circumstance, such finding shall not render that provision invalid or unenforceable as to any other persons or circumstances.  If feasible, any such offending provision shall be deemed to be modified to be within the limits of enforceability or validity; however, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Agreement in all other respects shall remain valid and enforceable.

Section 16.14.  Headings.  Article and Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

Section 16.15.  Confidentiality.  For the purposes of this Section 16.15, “Confidential Information” means information delivered to Agent and/or Lenders by or on behalf of the Borrower or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement (including, without limitation, any information regarding the transactions contemplated hereby provided prior to the date of this Agreement), provided that such term does not include information that (a) was publicly known, (b) subsequently becomes publicly known through no act or omission by Agent and/or Lenders or any Person acting on its behalf, or (c) otherwise becomes known to Agent and the Lenders other than through disclosure by the Borrower or any Subsidiary.  Agent and the Lenders will maintain the confidentiality of such Confidential Information in accordance with their standard procedures to protect confidential information of third parties delivered to Agent and/or Lenders, provided that Lender may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys and affiliates, (ii) its affiliates, financial advisors and other professional advisors who are made aware of the confidential nature of such information and agreed to keep such information confidential, (iii) any other holder of the Notes, (iv) any Person to which any Lender sells or offers to sell the Notes or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 16.15), (v) any federal or state regulatory authority having jurisdiction over such Lender, (vi) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about its investment portfolio, or (vii) any other Person to which such delivery or disclosure may be necessary (w) to effect compliance with any law, rule, regulation or order applicable to any Lender, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Lender is a party or an Event of Default has occurred and is continuing, to the extent such Lender may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or the protection of the rights and remedies under this Agreement and the other Loan Documents.  Each holder of the Notes or an interest therein, by its acceptance of the Notes or an interest therein, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 16.15 as though it were a party to this Agreement.

Section 16.16                                Prior Revolving Notes.  The Agent agrees to deliver to Borrower the Revolving Notes executed by Borrower pursuant to the Original Agreement, marked “Cancelled by Renewal”, within a reasonable time following the execution of this Agreement.

Section 16.17                              Replacement of Lenders.  If (i) any Lender (A) requests compensation under Section 5.3 or (B) is a Defaulting Lender, or (ii) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto then in each case the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Sections 16.7 and 16.9), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)         the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 16.9;

(b)         such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); and

(c)         such assignment does not conflict with applicable laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

[THE REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Borrower:

LHC GROUP, INC.

a Delaware corporation

By: ____________________________________

Name: Peter J. Roman
Title: Executive Vice President and
Chief Financial Officer

Agent:
CAPITAL ONE, NATIONAL ASSOCIATION

By: ____________________________________

Name: Grant Guillotte
Title: Senior Vice President

Lenders:

CAPITAL ONE, NATIONAL ASSOCIATION

Line of Credit	By: ____________________________________

Loan Commitment: $32,500,000.00	Name: Grant Guillotte
Percentage: 32.50%	Title: Senior Vice President

JPMORGAN CHASE BANK, N.A.

Line of Credit	By: ____________________________________

Loan Commitment: $22,500,000.00	Name: Angela Cole
Percentage: 22.50%	Title: Senior Vice President

COMPASS BANK

Line of Credit	By: ____________________________________

Loan Commitment: $20,000,000.00	Name: Jason Consoli
Percentage: 20.00%	Title: Senior Vice President

[SIGNATURES CONTINUED ON NEXT PAGE]

WHITNEY BANK

Line of Credit	By: ____________________________________

Loan Commitment: $15,000,000.00	Name: __________________________________
Percentage: 15.00%	Title: __________________________________

REGIONS BANK

Line of Credit	By: ____________________________________

Loan Commitment: $10,000,000.00	Name: __________________________________
Percentage: 10.00%	Title: __________________________________

Exhibit “A”

COMPLIANCE CERTIFICATE

_____________________________

Date

Capital One, National Association, as Agent

P. O. Box 3847

Lafayette, LA  70502

Attn:  Mr. Grant Guillotte

Dear Mr. Guillotte:

This Compliance Certificate is submitted pursuant to the requirements of that Third Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of August __, 2012, by and among LHC Group, Inc. (the “Borrower”), Capital One, National Association, as Agent, and the Lenders.

Under the appropriate paragraphs of the Credit Agreement, we certify that, to the best of our knowledge and belief, no condition, event, or act which, with or without notice or lapse of time or both, would constitute an Event of Default under the terms of the Credit Agreement, has occurred during the 3 month period ending ______________________ (the “Reporting Period”).  Also, to the best of our knowledge, the Borrower and each Guarantor have complied with all provisions of the Credit Agreement.

Additionally, the Borrower submits the following financial information for the Reporting Period in accordance with the financial covenants and ratios contained in the Credit Agreement.

I.    MINIMUM FIXED CHARGE COVERAGE (Tested Quarterly on rolling 4 quarters basis)

(a) Borrower’s EBITDA	$_______

(b) Borrower’s consolidated lease/rent expense	$_______

(c) Borrower’s consolidated unfinanced capex	$_______

(d) Sum of (a) + (b) - (c)	$_______

(e) Sum of consolidated prior period current maturities
of long term debt	$_______

(f) Interest Expense	$_______

(g) Lease/rent expense	$_______

(h) Cash taxes	$_______

(i) Sum of (e) + (f) + (g) + (h)	$____________

Ratio (d to i)	___ to 1.00

Minimum Fixed Charge Coverage	1.50 to 1.00

II.    CONSOLIDATED NET WORTH (Tested Quarterly)

(a) Borrower’s Consolidated Net Worth as of _______	$____________

(b) 50% of net income (if positive) for each quarter
after 6-30-09	$____________

(c) Sum of (a)+(b)	$____________

(d) Minimum consolidated net worth required as of	$250,000,000.00
+(b)

III. LEVERAGE RATIO

(Tested Quarterly on a rolling four quarters basis)

(a) Borrower’s EBITDA	$____________

(b) Sum of senior funded Debt of Borrower and
Subsidiaries to Lenders
(or any of them)	$____________

Ratio (a to b)	___ to 1.00

Maximum Senior Funded Debt to EBITDA permitted	2.00 to 1.00

IV.  ACQUISITIONS

(a)  Borrower or a Guarantor have entered into the following Acquisitions:

______________________________________________________________________________________________________________________________________________

______________________________________________________________________________________________________________________________________________

(b)  Attached hereto as Exhibit A are original copies of the Joinder Agreement to the Guaranty executed by such new Subsidiaries acquired pursuant to the Acquisitions set forth in IV(a) above.

(c)  Attached hereto as Exhibit B are the Operating Agreement (or similar document), Certificate of Formation (or similar document), Resolutions and Good Standing Certificate for each new Guarantor.

Sincerely,

LHC GROUP, INC.

By:  ____________________________________

        Name:  ________________________________

        Title:  ________________________________

EXHIBIT “B”

REQUEST FOR REVOLVING LOAN

TO:         Capital One, National Association, as Agent

ATTN: Mr. Grant Guillotte

RE:     Third Amended and Restated Credit Agreement dated as of August __, 2012 among LHC Group, Inc., Capital One, National Association, as Agent, and the Lenders signatory party thereto (the “Credit Agreement”)

Pursuant to the Credit Agreement, LHC Group, Inc. (the “Borrower”) hereby requests a Revolving Loan on the Commitment.  Said Revolving Loan shall be in the amount of $__________________.  The borrowing date is ______________.  The Revolving Loan shall be (i) a Base Rate Loan ____ or a LIBOR Loan _____.

The Borrower certifies that as of the date hereof: (a) the Borrower and the Guarantor are in compliance with all conditions and requirements of the Credit Agreement; and (b) no condition, event, or act exists which, with or without notice or lapse of time or both, would constitute an Event of Default under the Credit Agreement.

LHC GROUP, INC.,

a Delaware corporation

By:  ______________________________________________________________________________________________________________

Name:  ____________________________________________________________________________________________________________

Title:  _____________________________________________________________________________________________________________

EXHIBIT C

FORM OF REVOLVING NOTE

$__________________                                                                                                                                                                                                                                                                                                                                  _____________, 2012

FOR VALUE RECEIVED, LHC GROUP, INC., a Delaware corporation (hereinafter referred to as the “Borrower”), hereby unconditionally promises to pay to the order of ________________________ (the “Lender”) at the offices of CAPITAL ONE, NATIONAL ASSOCIATION, as Agent for the Lenders (the “Agent”), the principal sum of _______________ AND NO/100 DOLLARS ($___________), or such other or lesser amounts as may be reflected from time to time on the books and records of Lender as evidencing the aggregate unpaid principal balance of Revolving Loans made to Borrower on a revolving line of credit basis as provided in the Credit Agreement (as hereinafter defined), in lawful money of the United States of America together with interest from the date funds are made available to the Borrower hereunder until paid at the rates specified in the Credit Agreement.  All payments of principal and interest due hereunder are payable at the office of Agent at 313 Carondelet Street, New Orleans, Louisiana 70130, or at such other address as Agent shall designate in writing to Borrower.

The principal and all accrued interest on this Note shall be due and payable in accordance with the terms and provisions of the Credit Agreement.

This Note is executed pursuant to that certain Third Amended and Restated Credit Agreement dated of even date herewith among  Borrower, the Agent, and Lenders (the “Credit Agreement”), and is referred to in the Credit Agreement as a Revolving Note.  Reference is made to the Credit Agreement and the Loan Documents for a statement of prepayment, rights and obligations of Borrower, for a statement of the terms and conditions under which the due date of this Note may be accelerated and for statements regarding other matters affecting this Note (including without limitation the obligations of the holder hereof to advance funds hereunder, principal and interest payment due dates, voluntary and mandatory prepayments, exercise of rights and remedies, payment of attorneys’ fees, court costs and other costs of collection and certain waivers by Borrower and others now or hereafter obligated for payment of any sums due hereunder).  Upon the occurrence of an Event of Default, the Agent and the Lender shall have all rights and remedies as provided under the Credit Agreement and Loan Documents.  This Note may be prepaid in accordance with the terms and provisions of the Credit Agreement.

Reference is made to the Credit Agreement for provisions concerning the applicable procedures for Revolving Loans under this Note.  Notwithstanding anything herein contained to the contrary, the maximum aggregate amount of all Revolving Loans at any time outstanding under this Note (and Lender’s obligation to advance hereunder) shall not exceed $_______________, all as provided in the Credit Agreement.  Unless otherwise defined herein, each capitalized term used herein shall have the same meaning set forth in the Credit Agreement.

Upon the occurrence and continuation of an Event of Default, Lender has the right prospectively (immediately following any applicable cure period) to adjust and fix the simple interest rate under this Note until this Note is paid in full, as follows: the fixed default interest rate shall be equal to three (3%) percent per annum in excess of the applicable interest rate pursuant to Article IV of the Credit Agreement (including, without limitation, the applicable Base Rate Margin or LIBOR Margin) in effect at the time of the Event of Default.  Notwithstanding the foregoing, the holder hereof shall never be entitled to receive, collect or apply, as interest on this Note, any amount in excess of the Maximum Rate.

If any payment of principal or interest on this Note shall become due on a day other than a Business Day or a LIBOR Business Day, as applicable, such payment shall be made on the next succeeding Business Day or LIBOR Business Day, as applicable, and such extension of time shall in such case be included in computing interest in connection with such payment.

If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceeding at law or in equity or in bankruptcy, receivership or other court proceedings, Borrower agree to pay all reasonable costs of collection actually incurred, including, but not limited to, court costs and reasonable attorneys’ fees.

Borrower waives presentment and demand for payment, notice of intention to accelerate the maturity, protest, notice of protest and nonpayment, as to this Note and as to each and all installments hereof.

Borrower represents and warrants to Lender that loans evidenced by this Note were entered into primarily for commercial or business purposes as provided in La. R. S. 9:3509.

The Lender shall have a right to set-off the obligations of the Borrower under this Note against all funds which the Borrower may maintain on deposit with the Lender (with the exception of funds deposited in the Borrower’s accounts in trust for third parties or funds deposited in pension accounts, IRA’s, Keogh accounts and All Saver Certificates), and the Lender shall have a lien upon and a security interest in all property of the Borrower in the Lender’s possession or control which shall secure the Indebtedness of the Borrower to the Lenders under the Credit Agreement and this Note.

This Note shall be governed by and construed in accordance with the applicable laws of the State of Louisiana.

(THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK)

THIS NOTE, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS SET FORTH THE ENTIRE AGREEMENT OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR WRITTEN AND ORAL UNDERSTANDINGS BETWEEN THE BORROWER AND THE LENDER AND ANY OTHER PARTIES WITH RESPECT TO THE MATTERS HEREIN SET FORTH.

EXECUTED as of the date and year first above written.

LHC GROUP, INC.

a Delaware corporation

By:  ____________________________________

Name:  __________________________________

Title:  ___________________________________

EXHIBIT D

Form of Joinder to Commercial Guaranty

Each of the undersigned, for consideration received, hereby joins in the execution of that certain Third Amended and Restated Commercial Guaranty dated as of August __, 2012 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Guaranty”) made by the signatories thereto as Guarantors and each other Person that becomes a Guarantor under the Guaranty after the date and pursuant to the terms thereof, to and in favor of Capital One, National Association, as Agent for itself and each Lender under the Credit Agreement.  By executing this Joinder, each of the undersigned hereby agrees that it is a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor.  Each of the undersigned agrees to be bound by all of the terms and provisions of the Guaranty, which are incorporated herein by reference as fully as though set forth herein verbatim, and represents and warrants that the representations and warranties set forth in the Guaranty are, with respect to the undersigned, true and correct as of the date hereof.  Each reference to a Guarantor in the Guaranty shall be deemed to include the undersigned.

IN WITNESS WHEREOF, each of the undersigned has executed this Joinder this ____ day of ________________________, 20__.

NAME OF NEW SUBSIDIARY

By:__________________________

Name:________________________

Title:_________________________

Schedule 1.1(a)

Excluded Subsidiaries

1. GSHS Home Health, L.P.
2. Gulf Homecare, Inc.
3. HGA HomeCare, LLC
4. Infirmary Home Health Agency, Inc.
5. Jefferson Regional HomeCare, LLC
6. LHCG XIII, LLC
7. LHCG-V, L.L.C
8. Lifeline Home Health Care of Lady Lake, LLC
9. Louisiana HomeCare of Monroe, LLC
10. Marshall HomeCare, L.P.
11. Medical Centers HomeCare, LLC
12. Mississippi HomeCare of Jackson II, LLC
13. Mizell Memorial Hospital HomeCare, LLC
14. Morristown-Hamblen HomeCare and Hospice, LLC
15. Munroe Regional HomeCare, LLC
16. Patient’s Choice Hospice and Palliative Care of Louisiana, LLC
17. Southeast Alabama HomeCare, LLC
18. Thomas Home Health, LLC
19. University of TN Medical Center Home Care Services, LLC

Schedule 1.1(b)

Guarantors

HOME CARE PLUS, INC.
DIABETES SELF MANAGEMENT CENTER, INC.
ABLE HOME HEALTH, INC., AN ALABAMA CORPORATION
ABLE HOME HEALTH, INC., A MISSISSIPPI CORPORATION
HOME CARE CONNECTIONS, INC.
RIVERCREST HOME HEALTH CARE, INC.
NORTHEAST WASHINGTON HOME HEALTH, INC.
WHISPERING PINES HEALTH SERVICES, INC.
FIRSTCALL HEALTH SERVICES, INC.
HOMECALL, INC.
VITAL HOSPICE, INC.
NORTHWEST HEALTHCARE ALLIANCE, INC.
ASSURED CAPITAL PARTNERS, INC.
ACADIAN HOME HEALTH CARE SERVICES, L.L.C.
ACADIAN PREMIERE REGIONAL NURSING, L.L.C.
AHCG MANAGEMENT, LLC
ALABAMA HEALTH CARE GROUP, LLC
HOME NURSING CARE, L.L.C.
LHC GROUP PHARMACEUTICAL SERVICES, L.L.C.
LHCG VI, LLC
LHCG VII, L.L.C.

LHCG XI, LLC
LHCG XV, LLC
LHCG XVI, LLC
LHCG XVII, LLC
LHCG XX, LLC
LHCG XXI, LLC
LHCG XXII, LLC
LHCG XXV, LLC
LHC HOMECARE OF TENNESSEE, LLC
LIFELINE HOME HEALTH CARE OF HOPKINSVILLE, LLC
LIFELINE HOMECARE OF SALEM, LLC
LOUISIANA EXTENDED CARE HOSPITAL OF ARCADIA, LLC
LOUISIANA EXTENDED CARE HOSPITAL OF WEST MONROE, LLC
LOUISIANA HEALTH CARE GROUP, L.L.C.
LOUISIANA HOMECARE OF HAMMOND, LLC
LOUISIANA HOSPICE AND PALLIATIVE CARE, L.L.C.
LOUISIANA HOSPICE GROUP, LLC
LOUISIANA PHYSICAL THERAPY, L.L.C.
MHCG OF JACKSON, LLC
MISSISSIPPI HEALTH CARE GROUP, L.L.C.
MISSISSIPPI HOMECARE, L.L.C.
NORTH CAROLINA HEALTH CARE GROUP, LLC
NORTHWEST GEORGIA HOME HEALTH, LLC
OAK SHADOWS OF JENNINGS, L.L.C.

OKLAHOMA HEALTH CARE GROUP, LLC
OREGON HEALTH CARE GROUP, LLC
PICAYUNE HOMECARE, L.L.C.
SALEM HOMECARE, LLC
ST. JAMES HOMECARE, L.L.C.
TEXAS HEALTH CARE GROUP, L.L.C.
TEXAS HEALTH CARE GROUP HOLDINGS, L.L.C.
TEXAS HEALTH CARE GROUP OF LONGVIEW, L.L.C.
TEXAS HEALTH CARE GROUP OF TEXARKANA, L.L.C.
WEST VIRGINIA HEALTH CARE GROUP, LLC
BEAUREGARD MEMORIAL HOSPITAL HOMECARE, LLC
HOSPICE OF CENTRAL ARKANSAS, LLC
JACKSON COUNTY HOME HEALTH, LLC
MOUNTAINEER HOMECARE, LLC
OHIO HEALTH CARE GROUP, LLC
SPECIALTY EXTENDED CARE HOSPITAL OF MONROE, LLC
LHCG X, L.L.C.
LHCG XIV, L.L.C.
GEORGIA HEALTH CARE GROUP, L.L.C.
TENNESSEE HEALTH CARE GROUP, LLC
LHC HEALTH CARE GROUP OF FLORIDA, LLC
MISSOURI HEALTH CARE GROUP, LLC
KENTUCKY HEALTH CARE GROUP, LLC
LHC HOMECARE-LIFELINE, LLC

LHC REAL ESTATE I, LLC
SOUTH CAROLINA HEALTH CARE GROUP, LLC
VIRGINIA HEALTH CARE GROUP, LLC
PALMETTO EXPRESS, L.L.C.
LEAF RIVER HOME HEALTH CARE, LLC
IDAHO HEALTH CARE GROUP, LLC
ACCESS HOSPICE, LLC
CAMDEN HOMECARE, LLC
ARKANSAS HEALTH CARE GROUP, LLC
MENA MEDICAL CENTER HOME HEALTH, L.L.C.
MENA MEDICAL CENTER HOSPICE, L.L.C.
DALLAS COUNTY MEDICAL CENTER HOMECARE, L.L.C.
EUREKA SPRINGS HOSPITAL HOME CARE, LLC
EUREKA SPRINGS HOSPITAL HOSPICE, LLC
ARKANSAS HOMECARE OF FORREST CITY, LLC
PATIENT’S CHOICE HOSPICE, LLC
BATON ROUGE HOMECARE, L.L.C.
ROANE HOMECARE, LLC
WETZEL COUNTY HOMECARE, LLC
ARKANSAS HOMECARE OF FULTON, LLC
FLOYD HOMECARE, LLC
LIFELINE HOME HEALTH CARE OF UNION CITY, LLC
LIFELINE OF WEST TENNESSEE, LLC
LIFELINE HOME HEALTH CARE OF SPRINGFIELD, LLC

LIFELINE HOME HEALTH CARE OF LAKELAND, LLC
LIFELINE HOME HEALTH CARE OF MARATHON, LLC
LIFELINE HOME HEALTH CARE OF PORT CHARLOTTE, LLC
SOUTHWEST MISSOURI HOMECARE, LLC

LIFELINE HOME HEALTH CARE OF BOWLING GREEN, LLC
LIFELINE HOME HEALTH CARE OF LEXINGTON, LLC
LIFELINE HOME HEALTH CARE OF RUSSELLVILLE, LLC
LIFELINE HOME HEALTH CARE OF SOMERSET, LLC
LIFELINE PRIVATE DUTY SERVICES OF KENTUCKY, LLC
LIFELINE HOME HEALTH CARE OF FULTON, LLC
VIRGINIA HOMECARE, LLC
ARKANSAS HOMECARE OF HOT SPRINGS, LLC
SOUTHWEST ARKANSAS HOMECARE, LLC
ATHENS-LIMESTONE HOMECARE, LLC
CLAY COUNTY HOSPITAL HOMECARE, LLC
BOONE MEMORIAL HOMECARE, LLC
HOUSECALLS HOME HEALTH & HOSPICE, LLC
PRINCETON COMMUNITY HOMECARE, LLC
ST. MARY’S MEDICAL CENTER HOME HEALTH SERVICES, LLC
GEORGIA HOMECARE OF HARRIS, LLC
ACADIAN HOMECARE, L.L.C.
HOOD HOME HEALTH SERVICE, L.L.C.
LHCG-VIII, L.L.C.

LHCG XII, L.L.C
LLC-I, L.L.C.
LLC-II, L.L.C.
LOUISIANA HOMECARE OF DELHI, L.L.C.
LOUISIANA HOMECARE OF MINDEN, L.L.C.
LOUISIANA HOMECARE OF MISS-LOU, L.L.C.
LOUISIANA HOMECARE OF SLIDELL, L.L.C.
LOUISIANA HOMECARE OF NORTH LOUISIANA, L.L.C.
LOUISIANA HOMECARE OF NORTHWEST LOUISIANA, L.L.C.
TRI-PARISH COMMUNITY HOMECARE, L.L.C.
RED RIVER HOMECARE, L.L.C.
TEXAS HEALTH CARE GROUP OF THE GOLDEN TRIANGLE, LLC
LHC HOMECARE, LLC, a Florida limited liability company
RICHARDSON MEDICAL CENTER HOMECARE, L.L.C.
GRANT MEMORIAL HOMECARE AND HOSPICE, LLC
LHC HOMECARE OF GEORGIA, LLC
OHIO HOMECARE, LLC
LHC HOMECARE OF WEST VIRGINIA, LLC
LHCG XXIX, LLC
LHCG XIX, LLC
LHCG XXIII, LLC
LIFELINE ROCKCASTLE HOME HEALTH, LLC
LOUISIANA HOMECARE OF KENNER, L.L.C.
LOUISIANA HOMECARE OF LUTCHER, L.L.C.

LOUISIANA HOMECARE OF RACELAND, L.L.C.
LOUISIANA HOME HEALTH OF HAMMOND, L.L.C.
LOUISIANA HOME HEALTH OF HOUMA, L.L.C.
MEDICAL CENTER HOME HEALTH, LLC
MARYLAND HEALTH CARE GROUP, LLC
WASHINGTON HEALTH CARE GROUP, LLC
WASHINGTON HOMECARE AND HOSPICE OF CENTRAL BASIN, LLC
WEST VIRGINIA HOMECARE, LLC
WEST TENNESSEE HOMECARE, LLC
CMC HOME HEALTH AND HOSPICE, LLC
KENTUCKY HOMECARE OF HENDERSON, LLC
LOUISIANA EXTENDED CARE HOSPITAL OF KENNER, LLC
SOUTHEAST LOUISIANA HOMECARE, LLC
EAST ALABAMA MEDICAL CENTER HOMECARE, LLC
FAYETTE MEDICAL CENTER HOMECARE, LLC
THREE RIVERS HOMECARE, LLC
COOSA VALLEY HOMECARE, LLC
TWIN LAKES HOME HEALTH AGENCY, LLC
PRESTON MEMORIAL HOMECARE, LLC
WOODS HOME HEALTH, LLC
HMC HOME HEALTH, LLC
MARION REGIONAL HOMECARE, LLC
CAPE FEAR VALLEY HOMECARE AND HOSPICE, LLC
BAPTIST HOME HEALTH, LLC

CRAIG GENERAL HOME HEALTH, LLC
LHCG XVIII, LLC
LHCG XXXIII, LLC
LHCG XXVI, LLC
LHCG XXVII, LLC
LOUISIANA HOMECARE OF GREATER NEW ORLEANS, LLC
LOUISIANA HOMECARE OF PLAQUEMINE, LLC
PENNSYLVANIA HEALTH CARE GROUP HOLDINGS, LLC
RIVER WEST HOME CARE, LLC

Schedule 6

Designated Fee Account

Bank Name: Capital One, National Association

Account Name: LHC Group, Inc

Account number: 8641099999

ABA number: 065000090

Schedule 11.3

Litigation

On May 12, 2010, the Borrower received a letter from the United States Senate Finance Committee in response to an April 26, 2010 article in The Wall Street Journal  entitled “Home Care Yields Medicare Bounty.” The letter from the Senate Finance Committee asked the Borrower to provide documents and data related to the issues referenced in The Wall Street Journal article. On June 25, 2010, the Borrower completed its response to the Senate Finance Committee’s letter. On October 3, 2011, the Senate Finance Committee issued a report with its findings. At this time, the Borrower is unable to predict whether any further actions will result from this matter.

On July 16, 2010, the Borrower received a subpoena from the Securities and Exchange Commission (“SEC”) that included a request for documents related to the Borrower’s participation in the Medicare Home Health Prospective Payment System, as well as the documents and information produced in response to the Senate Finance Committee’s investigation set forth above. The Borrower produced the documents requested by the initial subpoena, produced additional documents requested by the SEC as part of its review, and continues to cooperate with the SEC’s review. The Borrower cannot predict the outcome or effect of this investigation, if any, on the Borrower’s business.

On October 17, 2011, the Borrower received a subpoena from the Department of Health and Human Services Office of Inspector General (the “OIG”). The subpoena requests documents related to our agencies in Oregon, Washington and Idaho. The Borrower will produce the requested documents and will cooperate with the OIG’s review in this matter. The Borrower cannot predict the outcome or effect of this review, if any, on the Borrower’s business.

On June 13, 2012, a putative shareholder securities class action was filed against the Borrower and its Chairman/CEO in the United States District Court for the Western District of Louisiana, styled City of Omaha Police & Fire Retirement System v. LHC Group, Inc., et al. , Case No. 6:12-cv-01609-RFD-CMH. The action was filed on behalf of LHC shareholders who purchased shares between July 30, 2008 and October 26, 2011. Plaintiff generally alleges that the defendants caused false and misleading statements to be issued in violation of Section 10(b) of the Securities Exchange Act of 1934 (“Exchange Act”) and Rule 10b-5 promulgated thereunder and that the Borrower’s Chairman/CEO is a control person under Section 20(a) of the Exchange Act. The Borrower believes these claims are without merit and intends to defend this lawsuit vigorously. The Borrower cannot predict the outcome or effect of this lawsuit, if any, on the Borrower’s business.

Schedule 12.18

Post-Closing Obligations

Within sixty (60) days after the closing date of this Agreement, the Borrower shall (i) deliver to Agent a good standing certificate from the Secretary of State of the State of Tennessee for each of the following Guarantors: (a) Lifeline Home Health Care of Springfield, LLC, (b) Lifeline of West Tennessee, LLC, (c) Medical Center Home Health, LLC, (d) Tennessee Health Care Group, LLC, and (e) Woods Home Health, LLC; and (ii) use reasonable efforts to deliver the consent of the applicable governing board or management of the following Guarantors to enter into the Guaranty: (a) Athens-Limestone HomeCare, LLC, (b) Hood Home Health Service, LLC, (c) Louisiana HomeCare of Miss-Lou, LLC, (d) Louisiana HomeCare of Slidell, LLC, (e) Richardson Medical Center HomeCare, LLC, and (f) LHCG XII, LLC.

Schedule 13.4

Encumbrances

	Name	Jurisdiction	Secured Party	File Number and Date	Description

1.	LHC Group, Inc.	Delaware, State	Banc of America Leasing & Capital, LLC	20081837432 filed on 5/29/08	Financing statement covering four (4) Panasonic Copiers DP-3030
2.	LHC Group, Inc.	Delaware, State	Banc of America Leasing & Capital, LLC	20083742622 filed on 11/7/08	Financing Statement covering three (3) Panasonic Copiers DP-3030
3.	LHC Group, Inc.	Delaware, State	Banc of America Leasing & Capital, LLC	20084331169 filed on 12/31/08	Financing Statement covering one (1) Panasonic Copier DP-3030
4.	Alabama Health Care Group, LLC	Alabama, State	Capital One NA, as agent	08-0424795 filed on 6/17/08	Financing Statement covering all “Security” in Thomas Home Health LLC dba Thomas Home Health
5	Alabama Health Care Group, LLC	Alabama, State	Capital One NA, as agent	08-0424805 filed on 6/17/08	Financing Statement covering all “Security” in Mizell Memorial HomeCare dba LHC HomeCare of South Alabama
6.	Alabama Health Care Group, LLC	Alabama, State	Capital One NA, as agent	08-0424811 filed on 6/17/08	Financing Statement covering all “Security” in Medical Centers HomeCare, LLC dba Medical Centers HomeCare
7.	Alabama Health Care Group, LLC	Alabama, State	Capital One NA, as agent	08-0424828 filed on 6/17/08	Financing Statement covering all “Security” in HGA Homecare, LLC dba HGA HomeCare of Huntsville
8.	Alabama Health Care Group, LLC	Alabama, State	Capital One NA, as agent	08-0561138 filed on 8/18/08	Financing Statement covering all “Security” in Infirmary Home Health Agency, Inc.

Schedule 13.5

Existing Indebtedness

None.

Schedule 13.6

Investments

Ownership interest in such entities listed on Schedule 1.1(a) and Schedule 1.1(b)

Schedule 13.8

Transactions with Affiliates

When LHC Group, Inc. (“Borrower”) enters into a Management Services Agreement with a Subsidiary of the Borrower, Borrower provides general management services, including, but not limited to: billing, coding, collections, disbursing of funds, preparing and filing all federal and state regulatory filings, developing operational policies regarding personnel and patients, assisting in negotiating third party contracts, providing and maintaining clinical and financial software and records, providing and maintaining necessary insurance and providing marketing and advertising.  Additionally, Borrower provides all necessary personnel for day-to-day operations, performs all related human resource functions, and pays all related expenses of personnel, which includes salaries and wages, benefits, workers’ compensation insurance costs, and payroll-related taxes and required employer contributions and reimbursement for reasonable and necessary business expenses.

In consideration, the Subsidiary of the Borrower pays a management fee to Borrower equal to Borrower’s direct costs of providing the above management services each month.  Borrower’s direct costs are all expenses incurred in providing the management services, including: (i)  Borrower’s actual expenditures for such Subsidiary’s administrator and other company personnel and expenses, including, without limitation:  salaries and wages, benefits, workers’ compensation insurance costs, payroll-related taxes, other required employer contributions, leases of space and equipment, travel, supplies, utilities, telephone, legal, marketing, advertising equipment, supplies, taxes, insurance, and other costs customarily incurred by home health agencies; and (ii) Borrower’s functional allocation of home office costs according to Medicare principles of cost allocation for payroll, salaries and benefits administration, accounts payable, billing, marketing and business development personnel, travel expense, direction of such Subsidiary’s operations, and quality assurance and performance improvement.